UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2014

LEGACY EDUCATION ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-184897	39-2079974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1612 E. Cape Coral Parkway, Cape Coral, Florida 33904
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (239) 542-0643
Priced In Corp., 154 Thames Street, Newport, Rhode Island 02840

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

EXPLANATORY NOTE

Unless otherwise noted, references in this Current Report on Form 8-K to “Legacy Education Alliance, Inc.,” the “Company,” “we,” “our” or “us” means Legacy Education Alliance, Inc., a Nevada corporation (“Legacy”), the registrant, which was formerly known as Priced In Corp., and, unless the context otherwise requires, together with its wholly-owned subsidiary, Legacy Educational Alliance Holdings, Inc., a Colorado corporation (“Legacy Holdings”), other operating subsidiaries and any predecessor of Legacy Holdings, including Tigrent Inc., a Colorado corporation (“Holdings”). The Company’s website address is www.legacyeducationalliace.com. This website and information contained on, or that can be accessed through, the website are not part of this report.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

There are statements in this Current Report on Form 8-K that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “anticipate,” “believe,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “positioned,” “project,” “propose,” “should,” “strategy,” “will,” or any similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Current Report on Form 8-K carefully, especially the risks discussed under the section entitled “Risk Factors.” Although we believe that our assumptions underlying such forward-looking statements are reasonable, we do not guarantee our future performance, and our actual results may differ materially from those contemplated by these forward-looking statements. Our assumptions used for the purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances, including the development, acceptance and sales of our products and our ability to raise additional funding sufficient to implement our strategy. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. In light of these numerous risks and uncertainties, we cannot provide any assurance that the results and events contemplated by our forward-looking statements contained in this Current Report on Form 8-K will in fact transpire. These forward-looking statements are not guarantees of future performance. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

ITEM 1.01          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 10, 2014, we entered into an Agreement and Plan of Merger dated as of such date (the (“Merger Agreement”) with Priced In Corp. Subsidiary, Inc., a Colorado corporation and our wholly owned subsidiary (“PIC Sub”), Holdings and Legacy Holdings. On November 10, 2014, pursuant to the Merger Agreement, PIC Sub merged with and into Legacy Education Alliance Holdings (the “Merger”), with Legacy Education Alliance Holdings surviving the Merger and becoming our wholly owned subsidiary.

At the effective time of the Merger (the “Effective Time”):

●	we amended and restated our certificate of incorporation and bylaws;

●	we changed our name from “Priced In Corp.” to “Legacy Education Alliance, Inc.”;

●	the shares of common stock, par value $0.01 per share, of Legacy Holdings outstanding at the Effective Time were converted and exchanged into 16,000,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), which will be held by Holdings.

There was no cash consideration exchanged in the Merger. In accordance with the terms and conditions of the Merger Agreement, we agreed to pay Holdings taxes and related liabilities and other specified costs and expenses, including certain administrative and related expenses that have been or will be from time to time incurred by Holdings that are related to Holdings’ investment in us (including the cost of preparing and distributing reports regarding our business and financial condition to its shareholders), its administrative costs and expenses, and taxes, other than income taxes arising from dividends or distributions by us to Holdings. All shares of our common stock issued in connection with the Merger are restricted securities, as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Such shares were issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder.

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For a further discussion of the Merger and its effects on our business, please see the information contained in Item 2.01 below on this Current Report on Form 8-K.

ITEM 2.01          COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On November 10, 2014, in accordance with the terms and conditions of the Agreement and Plan of Merger dated as of November 10, 2014, (the “Merger Agreement”), by and among Legacy, PIC Sub, Holdings and Legacy Holdings, PIC Sub was merged with and into Legacy Holdings (the “Merger”). Legacy Holdings was the surviving corporation in the Merger. There was no cash consideration exchanged in the Merger. Under the terms of the Merger Agreement, we agreed to pay Holdings specified administrative and related expenses that have been and will be incurred by virtue of Holdings’ investment in us, including the cost of preparing and distributing reports regarding our business and financial condition to the shareholders of Holdings. The result of the Merger is that, on the closing date (the “Closing Date”) of the Merger, Legacy Holdings became our wholly owned subsidiary and we acquired the business of Legacy Holdings.

Under the terms of the Merger Agreement, we amended and restated our certificate of incorporation and our bylaws, and issued 16,000,000 shares of Common Stock to Holdings, which shares are after giving effect to the stock split to holders of record as of September 30, 2014. Concurrently with the Closing Date of the Merger, certain of our stockholders delivered to us for cancellation an aggregate of 11,685,000 shares of Common Stock.

All of the shares of Common Stock issued as described above are restricted securities, as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). All such securities were issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

BUSINESS

Our Corporate History and Background

On November 10, 2014, pursuant to the Merger Agreement described above in Item 2.01, PIC Sub was merged with and into Legacy Holdings (the “Merger”). Legacy Holdings was the surviving corporation in the Merger. There was no cash consideration exchanged in the Merger. Under the terms of the Merger Agreement, we agreed to pay certain administrative and related expenses that have been and will be incurred by the sole stockholder of Legacy Holdings. The result of the Merger is that, on the closing date (the “Closing Date”) of the Merger, Legacy Holdings became our wholly owned subsidiary and we acquired the business of Legacy Holdings.

In connection with the Merger, we amended and restated our certificate of incorporation and bylaws, in the forms filed herewith as Exhibits 3.1 and 3.2, respectively, and incorporated herein by reference, and changed our name from Priced In Corp. to Legacy Educational Alliance, Inc.

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Prior to the Merger, we operated under the name “Priced In Corp.” as a development stage business dedicated to developing a website aggregating group buy offers and group buying deals, allowing users to view and link to available group buying deals in particular markets on a single website. Our planned website never became operational, and as of the Closing Date, we are exclusively continuing the business of Legacy Holdings.

Business Overview

We provide practical, high-quality and value-based training, conferences, publications, technology-based tools and mentoring to help customers become financially knowledgeable and elevate the financial well-being of people from all walks of life, primarily through our Rich Dadtm Education brand, which is based on the teachings of Robert Kiyosaki, entrepreneur, investor, educator and author of bestseller Rich Dad Poor Dad. Our services are delivered through various channels that include live courses, online trainings, coaching, mentoring programs, and multi-media products that impart skills and knowledge in real estate investing, financial instrument investing (stocks, bonds, etc.), entrepreneurship and personal finance.

We have a team of trainers, mentors and coaches who possess practical, hands-on experience in their areas of expertise. We adhere to a rigorous instructional design methodology with proprietary, content-rich advanced training courses to create rewarding student experiences across the United States, United Kingdom, and Canada.

We provide customers with comprehensive instruction and mentoring, primarily on the topics of real estate and financial instruments investing. Our services are provided primarily in the United States (“U.S.”), the United Kingdom (“U.K.”), and Canada. We offer our services in other locations from time to time through agreements with third parties. Our training is offered in non-accredited free preview workshops, as well as basic training, advanced courses, mentoring and coaching, primarily under the Rich Dad™ Education brand which was created in 2006 under license from entities affiliated with Robert Kiyosaki.

As of June 30, 2014, the Rich Dad brands represented approximately 88% of our year-to-date revenue, on a consolidated basis. We currently have two Rich Dad™ Education offerings:

●	Rich Dad™ Learn to be Rich which focuses on real estate training and is our primary service offering

●	Rich Dad™ Stock Success which concentrates on financial instruments training.

Our global earnings are primarily from the U.S., Canada, the U.K. and other non U.S. / Canadian markets. The percentage of our total revenues for the current periods from such segments is provided below:

	Six Months ended June 30,		Years ended December 31,
As a percentage of total revenue	2014	2013	2013	2012
U.S.	75.5%	78.0%	74.4%	79.3%
Canada	6.5	8.3	8.8	8.4
U.K. and other foreign markets	18.0	13.7	16.8	12.3
Total consolidated revenue for financial reporting purposes	100.0%	100.00	100.0%	100.0%

Our Strategy

Our objective is to be the leading international provider of a broad set of services and products that enable individuals from all walks of life, regardless of their current economic situation and education background, to take control of their financial futures, “escape the rat race” and enable them to achieve financial success.

Our strategy is focused primarily on the following areas:

●	Continued development of U.S. businesses. We will continue our focus on U.S. service offerings to maintain a stable revenue stream and expand our offerings as appropriate, including e-learning and other electronic format offerings and the development of new brands.

●	Development of the International market. Our international business is primarily centered in the UK and in 2014 expanded to countries in Africa, Europe and Asia. In March 2013, our Rich Dad brand licensing arrangement was expanded to worldwide exclusivity, allowing us to grow our brand in additional international markets. We believe that we can continue to expand our international business.

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●	Security and longevity of our brands. Internationally, we operate under eight different brands. This provides us the flexibility to provide our services through different demographics, price points and sales channels. This strategy of going to market with multiple brands allows us to protect the individual brands and to provide brand diversification if a particular brand enters a difficult phase. This strategy also allows us to manage individual brand-fatigue while maintaining overall market share and meeting competition.

●	Fulfilling our customer obligations. We intend to optimize the pace and improve the cost efficiency with which we fulfill our long term customer commitments. We have

●	expanded the options for course fulfillment in order to reduce the number of expired contracts; increased the number of courses offered through electronic media and via the internet;

●	implemented an improved outreach program that involves contacting our customers;

●	implemented the concept of a symposium fulfillment experience, which we believe will play a significant role in our business model going forward. Symposiums allow us to hold several advanced classes in one location resulting in cost savings based on economies of scale. These events have been well received by our customers, providing them with networking opportunities as well as bonus events and activities that have enhanced their experience.

●	Enhanced eLearning. We intend to continue developing and promoting interactive and online distributed course content and enhanced technology platforms capable of streaming video, interactive e-learning, and distributed e-learning. We have been developing our social and brand presence internationally.

●	Consistent quality assurance. We believe that to be an effective provider of training we need to ensure that our course offerings meet our strict quality assurance guidelines. We will continue to monitor and enforce standards for marketing, sales presentations, and training delivery throughout our organization.

●	Continued professional development. We will continue to to identify, recruit and retain a team of trainers, mentors and coaches who possess practical, hands-on experience in their areas of expertise.

Intellectual Property

We regard our training materials and products, trademarks, service marks, trade names, copyrights, and patents as proprietary. As such, we primarily rely on federal statutory and common law protections to uphold our interests in these materials. We market various courses and training programs under the Rich Dad brand, as a licensee, as well as our proprietary brands, as described below under the section entitled “Training Programs.” While several of our proprietary materials may contain commonly used terms and do not afford us significant trademark protection, we also use employee and third party non-compete and confidentiality agreements as well as other contractual methods of protecting proprietary rights to safeguard our intellectual property.

We license certain intellectual property, including certain trade names, trademarks and services marks from third parties in the operation of our Rich Dad Education, Real Options Masters, Robbie Fowler’s Property Academy, and Making Money from Property with Martin Roberts brands.

Licensing Agreements with the Rich Dad Parties

Our primary business relies on our license of the Rich Dad and related marks and intellectual property. The following transactions summarize our license to use the Rich Dad trademarks, trade names and other business information in seminars in the U.S., Canada and the United Kingdom (the “Rich Dad Intellectual Property Rights”).

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●	July 6, 2006, we entered into the license agreement (the “Rich Dad License Agreement”) under which we were the controlling member of Rich Dad Education, LLC (“RDE”), a limited liability company that was granted a license to use the Rich Dad Intellectual Property Rights in the United States, Canada, and the United Kingdom for the payment of a fee equal to a fixed percentage of cash sales gross revenue (as defined in the Rich Dad License Agreement) realized by RDE.

●	May 26, 2010, we restructured the Rich Dad License Agreement with certain entitles controlled by Robert and Kim Kiyosaki, or the “Rich Dad Parties,” and

●	Entered into a License Agreement with Rich Dad Operating Company, LLC (“RDOC”) and other Rich Dad Parties (the “2010 Rich Dad License Agreement”), relating to our rights to use the Rich Dad Intellectual Property Rights,

●	Entered into a Settlement Agreement and Release with the Rich Dad Parties, (the “Settlement Agreement”), relating to the previous Rich Dad License Agreement pursuant to which (i) we gave a general release of any claims we had against the Rich Dad Parties based upon the Rich Dad License Agreement and related agreements and (ii) the Rich Dad Parties released us from certain specific claims made by the Rich Dad Parties against us including claims for allegedly unpaid royalties, excess management fees and expenses allegedly retained by us, and unspecified damage to the Rich Dad brand; and

The 2010 Rich Dad License Agreement was for a term ending December 31, 2014. The 2010 Rich Dad License Agreement gave us the exclusive right to use Rich Dad Intellectual Property for services and products in live seminars and training courses in the U.S., Canada and the United Kingdom. The 2010 Rich Dad License Agreement also provided that we establish escrow and cash collateral accounts in an aggregate amount equal to 30% of our deferred revenues during the term of the 2010 Rich Dad License Agreement (the “Reserve Goal”) to secure, in part, our contractual commitments to the customers who purchased the Rich Dad and our other courses. After the Reserve Goal was met, we paid (i) to RDOC a current royalty (“Current Royalty”) of 3% of the Gross Revenues and (ii) into the escrow account a deferred royalty of 5% of the Gross Revenues (“Unfulfilled Royalty”). Under the 2010 Rich Dad License Agreement, the term “Gross Revenues” meant gross revenues related to the Rich Dad brands, net of merchant fees, taxes, shipping, refunds, rebates, bad debt and sums paid to RDOC’s third party coaching provider under a separate cross marketing agreement. In addition, we were required by the 2010 Rich Dad License Agreement to pay into the cash collateral account on a monthly basis the amount by which the average cash balance of all unrestricted funds in our accounts for the prior 90 day period (excluding the proceeds from the sale of, or other realization upon, any non-core assets or any cash accounts from RDE made available to us) exceeded $6 million. Our merchant deposit (i.e., credit card processor) reserve funds would also be credited to the Reserve Goal. After the Reserve Goal was met, we were required to pay RDOC royalty payments equal to 10% of Gross Revenues in lieu of paying the current royalty to RDOC and the unfulfilled royalty into the escrow account. If the combined amounts in the escrow account and the cash collateral account exceeded the Reserve Goal, the excess funds could be withdrawn from the escrow account twice each year and applied to the deferred fulfillment royalties that are due to RDOC. In addition, on a quarterly basis, RDOC could withdraw 40% of payments into the escrow account during the prior three-month period. The 2010 Rich Dad License Agreement contained covenants relating to performance standards and cash operating profits. We were limited in making any capital expenditures with respect to any businesses other than the Rich Dad Education Business that exceed $500,000 per year without obtaining written approval from RDOC. We were also required to consult with RDOC prior to hiring a Chief Executive Officer, Chief Financial Officer or any other officer who reports directly to the Chief Executive Officer. RDOC had the right to have one representative observe all meetings of our Board of Directors in a non-voting capacity.

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In accordance with the terms of the Settlement Agreement, Holdings issued 9.9% of its then outstanding common stock (1,290,000 shares) to Rich Global, LLC and redeemed its 49% membership interest in RDE. The Rich Dad Parties agreed to transfer the RDE assets to us, except for the data base of customer names and customer leads, resulting in full ownership by us of the business previously conducted by RDE. We agreed to dissolve RDE and terminate the license and administrative services agreements associated with RDE. We have responsibility for any and all liabilities remaining in RDE, including but not limited to obligations related to the fulfillment of course work for the Rich Dad students. We agreed to release the Rich Dad Parties from all general claims related to RDE and they agreed to release us from specific claims that it made against us and RDE in connection with its alleged default letter dated March 27, 2009. Among other things, the Settlement Agreement proposed enhanced cooperation in advertising, marketing, and educational programs between us and RDOC through a customer contact and data base management strategy that emphasized seamless support of the Rich Dad brand and its customers.

On March 25, 2011, we entered into a credit agreement with RDOC (“Credit Agreement”) that converted approximately $3.5 million of royalty payments due as of December 31, 2010 into a promissory note with stated terms.

On August 31, 2012, we entered into a Memorandum of Understanding (“MOU”) with RDOC, whereby RDOC consented to the deferral by Holdings of payment due under the 2010 License Agreement for (x) the shortfall of royalties payable by us for the month of July 2012 and (y) the entirety of royalties for each of the months of August and September 2012, in the aggregate amount of $1.7 million. The payment obligations for such deferrals were evidenced in an unsecured interest-free demand note payable from Holdings to Rich Dad with a maturity date of December 31, 2014. The MOU also provided for (i) the appointment of Anthony C. Humpage to be Chief Executive Officer of Holdings, (ii) the parties to amend the terms of the 2010 Rich Dad License Agreement to provide for the termination of such Agreement upon the occurrence of a Change in Control of Holdings, as such term is defined in the Agreement and (iii) the parties to amend the Credit Agreement with RDOC to provide for the acceleration of the due date of all sums payable by Holdings thereunder upon a Change of Control of Holdings.

On or about September 18, 2012, Holdings entered into (i) a First Amendment to the Credit Agreement and First Amendment to Promissory Note to provide that a Change of Control of Holdings (as defined in the First Amendment) would constitute an Event of Default pursuant to which all indebtedness of Holdings under the Credit Agreement shall automatically become due and payable, and (ii) a First Amendment to the 2010 Rich Dad License Agreement that provided that the License Agreement would terminate, without further action of the parties, upon a Change of Control of Holdings.

On March 15, 2013, we entered into (i) a Second Amendment to its 2010 Rich Dad License Agreement with RDOC pursuant to which we were granted the exclusive right to develop, market, and sell Rich Dad-branded live seminars, training courses, and related products worldwide and (ii) a related Royalty Payment Agreement. Under this Second Amendment and Royalty Payment Agreement, Holdings had the unilateral right to retroactively pay up to half of each month’s royalties in the form of an interest-free promissory note, and up to 100% of each month’s royalties in the form of an interest free promissory note with the consent of RDOC. Promissory notes issued under this Second Amendment were due and payable on December 31, 2014 (i.e., the date of expiration of the 2010 Rich Dad License Agreement), but could be prepaid at any time without penalty. The Second Amendment and Royalty Payment Agreement also provided that the promissory notes issued thereunder would automatically convert into shares of preferred stock of Holdings upon a Change of Control of Holdings as defined in the Royalty Payment Agreement. Holdings issued a series of promissory notes under this Second Amendment and Royalty Payment Agreement totaling $3.6 million in royalties for the months commencing October 2012 through August 2013, inclusive. As a result, $1.2 million of royalties payable in the current liabilities on our consolidated balance sheet, as of December 31, 2013, was classified as long-term debt. All current and future royalties payable to RDOC were deferrable under this Amendment.

Effective September 1, 2013, we entered into new licensing and related agreements with RDOC (collectively, the “2013 License” or the “License Agreement”) that replace the 2010 License Agreement that was scheduled to expire at the end of 2014. The initial term of the 2013 License expires August 31, 2018, but continues thereafter on a yearly basis unless one of the parties provides timely notice of termination. The 2013 License also (i) reduces the royalty rate payable to RDOC compared to the 2010 License Agreement; (ii) broadens the Company’s exclusivity rights to include education seminars delivered in any medium; (iii) eliminates the cash collateral requirements and related financial covenants contained in the 2010 License Agreement; (iv) continues the right of Holdings to pay royalties via a promissory note that is convertible to preferred shares upon the occurrence of a Change in Control (as defined in the 2013 License Agreement); (v) continues the presence of an RDOC representative on the Holdings’ Board of Directors; (vi) eliminated approximately $1.6 million in debt from the consolidated balance sheet of Holdings as a result of debt forgiveness provided for in the agreement terminating the 2010 License Agreement; and (vii) converted another approximately $4.6 million in debt to 1,549,882 shares of common stock of Holdings. The debt forgiveness of $1.6 million is shown on the consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2013. The conversion of the debt to equity of $4.6 million is shown on the consolidated statement of changes in stockholders’ deficit for 2013.

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On April 22, 2014, we entered into an agreement with RDOC to settle certain claims we had against RDOC, Robert Kiyosaki, and Darren Weeks arising out of RDOC’s, Kiyosaki’s, and Weeks’s promotion of a series of live seminars and related products known as Rich Dad:GEO that we alleged infringed on our exclusive rights under the License Agreement between the Company and RDOC. In the settlement agreement, RDOC, Kiyosaki, and Weeks agreed to terminate any further activity in furtherance of the Rich Dad:GEO program. In addition, RDOC agreed, among other things, to (i) amend the License Agreement to halve the royalty payable by us to RDOC to 2.5% for the whole of 2014, (ii) cancelled approximately $1.3 million in debt owed by us to RDOC, and (iii) reimburse us for the legal fees it incurred in the matter. As a result of this agreement, income before taxes increased $1.5 million and after tax increased by $0.9 million during the first quarter of 2014. In the addition, RDOC’s right to appoint one member of the Company’s Board of Directors previously continued under the 2013 License was cancelled.

License Agreement with Robbie Fowler

We entered into a Talent Endorsement Agreement with an effective date of January 1, 2013 with Robbie Fowler that supplements and earlier November 2, 2012 Agreement with Mr. Fowler (collectively, the “Fowler License Agreement”). The Fowler License Agreement grants us the exclusive right to use Robbie Fowler’s name, image, and likeness in connection with the advertisement, promotion, and sale in the United Kingdom of a property training course developed by us. The term of the license is scheduled to expire on January 1, 2015, but may be extended upon the mutual consent of the parties. Under the Fowler License Agreement, we pay Mr. Fowler a royalty on revenues realized from the sale of Robbie Fowler-branded property courses and affiliated products, after deductions for value added taxes, returns and refunds.

License Agreement with Martin Roberts

In 2009, we entered into a Talent Endorsement Agreement with Martin Roberts that grants us the exclusive right to use Martin Robert’s, name, image, and likeness, as well as well as the rights to use the name of Mr. Roberts’s published book entitled “Making Money From Property”, in connection with the advertisement, promotion, and sale in the United Kingdom of a property training course developed by us. The term of the license will continue unless (i) terminated by one party upon the event of a default of the party, or (ii) by either party without cause upon thirty (30) days prior written notice to the other party. Under the License Agreement with Mr. Roberts, we pay Mr. Roberts a royalty on revenues realized from the sale of Robbie Fowler-branded property courses and affiliated products that are collected within thirty (30) days after a Company-sponsored Martin Roberts-branded event, after deductions for value added taxes, banking charges, returns, refunds, and third party commissions. For sales to clients introduced to us directly by Mr. Roberts and his associated websites as well as other marketing and promotional activities Mr. Roberts or his associated companies may wish to undertake from time to time that are not part of a Company sponsored event and which result in the sale of ours basic training her marketing and promotional activities, Mr. Roberts is entitled to 50% of gross revenue from such sales of directly introduced clients.

Marketing

Our Rich Dad brand, along with our other brands, are the foundation for our marketing efforts. These brands provides credibility and sustainability within our vast media mix to promote live events and online trainings. Live onsite two-hour preview events are offered weekly in four to six markets in the U.S., Canada and the U.K. Marketing these events is primarily done online through banner ads, text ads, and emails. Direct mail, radio, public relations, social media and print advertising are also used to obtain event registrations. We enter into marketing and other agreements with other organizations to market our products and services to the public internationally.

We offer people the opportunity to attend or preview our three-day basic training class. People that enroll and attend the basic training class receive reference materials relevant to the subject matter to be taught at the class. The basic training course is usually held over a weekend within two to four weeks of the initial free preview workshop. Our experience is that offering the preview is an effective way to market and sell our three-day basic training courses.

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Marketing efforts continue to those customers who choose to continue their education with a three-day basic training class. Welcome letters, product kits (manuals and CDs), an online reference library, and reminder letters are all branded for consistency and credibility. Customers at the three-day basic training may choose to continue their education through our advanced training classes and mentorships offered during the basic training class.

Customers continuing their training via our advanced training classes will see the Rich Dad branding in our classes, communications, manuals and specialty items. Advanced training classes are offered through various delivery methods to meet the needs of our customers. We are in the process of re-branding our advanced training classes from Rich Dad Education to Elite Legacy Education to reflect the fact that we are diversifying the brands that sell into our advanced training. As a result of these re-branding efforts, we expect that our advanced training classes will no longer utilize the Rich Dad Education name, but that Rich Dad will remain the primary marketing channel for attracting customers to our advanced courses.

We also market for new customers who prefer to learn online and provide people the opportunity to attend free ninety-minute live online webinars that are held weekly on six different topics. Webinars are marketed via online banner ads, affiliate marketing, email campaigns and other registration pages. Customers can also attend paid online trainings which are marketed through banner ads, affiliates and email campaigns.

Training Programs

We have three significant categories for our programs:

`	●	Basic training courses,
	●	Advanced training courses, and
	●	Individualized mentoring and coaching programs.

Basic Training Courses

Rich Dad™ Education offers courses teaching real estate and financial instruments emphasizing philosophies taught by Robert Kiyosaki, author of Rich Dad Poor Dad. These courses concentrate on principles while allowing customers to apply what they have learned playing the board game, CASHFLOW® , which was developed by Mr. Kiyosaki. These courses are offered in the U.S., the U.K. and Canada.

Real Options Masters™, is a course dedicated to providing educational training designed to help investors increase their knowledge on how to use stock options. Developed in conjunction with Investor’s Business Daily®, a leading financial news and research organization since 1984, customers are offered educational support throughout the process.

The Independent Woman™ is a leader in the effort to provide educational training, seminars, and services designed to help women increase their financial intelligence. Developed with Kim Kiyosaki, investor, entrepreneur, and bestselling author of Rich Woman and It’s Rising Time, our goal is to impart the principles and strategies essential for improved financial security.

During 2014, we plan to launch Brick Buy Brick™ and Women in Wealth™ in the U.S. and Canada, which are brands that we currently operate in the U.K.

In the United Kingdom, we also offer products under the following brands:

Building Wealth™ offers a curriculum focused on real estate and the fundamentals of negotiating real estate purchases with sellers, rehabilitating distressed properties and leasing rental units to tenants to generate multiple sources of cash flow. Customers are taught the mechanics of completing a real estate transaction in their community, from making an offer to closing the transaction, with an emphasis on creative financing strategies.

Making Money from Property with Martin Roberts offers a real estate curriculum focused on property auctions. The seminar is based on the real estate experience and knowledge of Martin Roberts, a well-known U.K. presenter and property journalist who develops properties in the United Kingdom, Europe and Canada. Customers are taught about buying property at auctions, rental and capital growth strategies, negotiating transactions and buying properties overseas.

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Teach Me To Trade® offers a curriculum focused on financial instrument trading strategies using software and specific teaching techniques designed by us. Customers are taught to understand the stock market, foreign exchange, options, futures, investment strategies, risks and how to improve returns in both bull and bear markets.

Women in Wealth™ teaches women how to take control of their financial circumstances, gain enough money and independence to achieve their financial goals and gain information on the latest wealth-building strategies and techniques.

Robbie Fowler’s Property Academy offers a real estate curriculum focused on Buy-To-Lease. The seminar reflects the real estate experience and knowledge of Robbie Fowler, a well-known U.K. sports personality who invested heavily in a Buy-To-Let portfolio in the United Kingdom during and after his professional football career. Customers are taught about buying property at auctions, rental and capital growth strategies and negotiating transactions.

Brick Buy Brick offers a curriculum focused on real estate and the fundamentals of negotiating real estate purchases with sellers, rehabilitating distressed properties and leasing rental units to tenants to generate multiple sources of cash flow. Customers are taught the mechanics of completing a real estate transaction in their community, from making an offer to closing the transaction, with an emphasis on creative financing strategies.

Advanced Training Courses

Customers who attend our basic training courses may choose to continue with advanced training courses in real estate or financial instruments investing or entrepreneurship skills. The advanced training courses of study include:

Real Estate Advanced Courses		Financial Instruments Advanced Courses
—	Crucial Operations in Real Estate (C.O.R.E.)	— — — — — — — —	Master Trader™ Cash Flow Options FOCUS FOREX Spread Trader Advanced Technical Repair Analysis & Trade Repair Strategies Elite Options FACT (Futures & Commodity Trading) Asset Protection
—	Tax and Asset Protection
—	Wholesale Buying
—	Discount Notes & Mortgages
—	Banking Relationships & Short Sale Systems
—	Mobile Homes
— — — — — — — — — — — — — — — —

Foreclosure Strategies

Residential Property Rehab

Marketing Today

Income Properties

Tax Liens

Lease Options

Commercial Real Estate

Business Financing & Factoring

Land Development

Creative Real Estate Financing

Master Investor (Canada)

Real Estate Negotiating Techniques (Canada)

Property Management & Cash Flow (Canada)

Distressed Property & Repossessions (U.K.)

Asset Protection (U.K.)

Lease Options/Purchase Options (U.K.)

Houses of Multiple Occupancy (U.K.)

Auction Training (U.K.)

Social Housing (U.K.)

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Customers may access training content through multiple delivery channels, including:

●	Live instruction in classroom settings;
●	Onsite mentoring;
●	Telephonic mentoring;
●	Electronic access to live online or pre-recorded on-demand programs;
●	Electronic media;
●	Symposiums; and
●	Webinars.

Through strategic partners, customers can purchase a license to use supporting software for real estate or financial instruments investing. With either software program, a subscription-based data service is available for purchase which allows customers to interactively determine investment options and make better informed decisions about potential investments.

Individualized Mentoring and Coaching Programs

We offer live, real time, one-on-one mentorings for both Real Estate and the Financial Markets that are tailored to meet students’ individual goals and needs. Real Estate mentoring is offered on site at the student’s chosen location, while Financial Market mentoring can be provided either on-site or remotely. Mentoring is intended to give the student a professional assessment of his or her individual goals and experience and to help the student build an investment plan that can be put into action. Mentoring sessions are generally 2 to 4 days in length.

Coaching programs are typically sold in a number of different areas and generally delivered in 12 to 16 weekly one-on-one telephone sessions. Some of the topics include Cashflow 101, Choose to Be Rich Coaching, Real Estate Coaching, Paper Assets Coaching and Entrepreneur Coaching. A set curriculum approach is generally used. Each module comes with assignments, exercises and reading materials to be completed between sessions.

Geographic Diversification

We operate primarily in:

●	The United States

●	Canada

●	The United Kingdom

We have expanded our international operations from the U.K. into other nations, including countries in the European Union, Africa and Asia, and other nations on an opportunistic basis.

Competition

During our 20-year history, we have competed, in a broad sense, with a number of organizations within the U.S. and internationally. The only current significant competitors are Fortune Builders and Armando Montelongo. We are also facing competition more recently from a variety of companies, including Zuri, Dean Graziosi, Mpact Wealth, Flip Advantage, Flipping Formula, Winning the Property War, and Yancey Co. These more recent competitors have established brands through a media-based relationship, such as HGTV, and use television programs to promote their brands. We distinguish our brands from these more recent competitors by leveraging a longer term consistent branding, such as our brand Making Money from Property with Martin Roberts, an affiliation with Martin Roberts of the British Broadcasting Corporation (“BBC”).

We believe that “Success Resources” is our only significant global competitor in the large event business. We have a strong relationship with this company through our U.K. operations and have worked closely with them on various ventures.

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Generally, competitive factors within the proprietary training market include

●	the range and depth of course offerings,

●	the quality of trainers,

●	the quality of reference materials provided in connection with course studies and

●	cost.

We believe that the range and depth of our course offerings, the quality of our trainers and reference materials are comparable or superior to those of our competitors. Typically, our trainers for our advanced courses have been active investors in their chosen field, have been trained by us and, to a large degree, are previous customers of our programs. Trainers for our advanced courses are chosen based on their knowledge and experience with the coursework covered, and are further qualified by meeting knowledge standards developed internally.

Employees and Independent Contractors

As of November 10, 2014 we had approximately 202 full-time employees of whom 179, or 88.6%, were located in the U.S. and 23, or 11.4%, were located in the United Kingdom or Canada. In addition, we employ independent contractors who are trainers, coaches or mentors. Our employees are not represented by a labor union, and we believe our relations with our employees are satisfactory. Our independent contractors are either paid commissions based upon the dollar value of the courses purchased by customers at our free preview workshops and basic training courses, or are paid fixed fees for teaching and mentoring advanced courses. Independent contractors are required to execute agreements with us that set forth their commission structures and contain customary confidentiality and non-competition provisions.

RISK FACTORS

Before deciding to purchase, hold or sell our Common Stock, you should carefully consider the risks described below in addition to the other cautionary statements, risks and information described elsewhere in this Current Report on Form 8-K. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs, it could have a material adverse effect on the Company, our business, financial condition, results of operations and/or liquidity. In that case, the trading price of shares of our Common Stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

Risks Related to Our Business

We have experienced only modest cash flows from operations in 2013 and 2012. If this trend continues in the future, it could impair our ability to fund our working capital needs and adversely affect our financial condition.

Management currently projects that our available cash balances will be sufficient to maintain our operations during 2014 and beyond. However, when considering all of the applicable operational and external risks and uncertainties, including, but not limited to cash contributions from new and ongoing business initiatives, our ability to effectively execute our strategies, and potential current and future litigation matters, we believe that we may not be adequately capitalized. We may seek to obtain additional capital through the issuance of equity or debt, which may dilute the equity holdings of our current investors. In addition, we may seek to borrow additional capital from institutional and commercial banks or other sources to fund future operations on terms that may include restrictive covenants, liens on assets, high effective interest rates, and repayment provisions that reduce cash resources and limit future access to capital markets. We do not currently have any commitments for future external funding. Our ability to raise additional capital may be adversely impacted by the current economic environment. Since the fall of 2008, there has been significant deterioration in the credit and real estate markets that, although has improved over the last few years, we do not believe that it has fully recovered as of the date of this report. Continuing sluggish growth in the economy threatens to cause continued tight credit and equity markets and stringent lending and investing standards. The persistence of these conditions could have a material adverse effect on our access to debt or equity capital. In addition, renewed deterioration in the economy could adversely affect our corporate results, which could adversely affect our financial condition and operations. In addition, our ability to raise additional capital may be adversely impacted by our financial results and liquidity position. As a result of these and other factors, additional capital in sufficient amounts at acceptable prices may not be available if needed. If we cannot generate the required revenues to sustain operations or obtain additional capital on acceptable terms, we will need to make further revisions to our business plan, sell or liquidate assets, or limit our operations.

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Our failure to remain in compliance with the 2013 Rich Dad License Agreement could result in the termination of our license to the Rich Dad brand, which would materially adversely impact our business operating results and financial condition, given the high concentration of sales from course offerings under the Rich Dad® Education Brand

Our Rich Dad™ Education real estate and financial market course offerings accounted for a significant portion of our total cash sales and total revenue in 2013. If sales from the Rich Dad™ Education Brand were to decrease for any reason or if our relationship with the Rich Dad Parties was terminated due to default under our agreements with the Rich Dad Parties, it would have a material adverse effect on our business, results of operations and financial condition. Our new agreements with the Rich Dad Parties are effective through August 31, 2018; however, there can be no assurances that our relationship will not terminate prior to that date if a default were to be declared. See the section entitled “Licensing Agreements with the Rich Dad Parties” above, for a discussion of the terms of this significant agreement.

Uncertain economic conditions and other changes experienced by our customers, including the willingness to trade or invest in securities or real estate, could influence their willingness to spend their discretionary income on our course offerings, contributes to uncertainty in forecasting risk regarding our future results of operations.

Uncertain economic conditions may affect our customers’ discretionary income, access to credit and ability and willingness to purchase our training courses and products. Economic conditions and consumer spending are influenced by a wide range of factors that are beyond our control in which we have significant forecasting risk. These conditions include but are not limited to:

●	Demand for training and our related products;
●	Conditions in the securities and investment markets;
●	Conditions in the real estate market;
●	Availability of mortgage financing and other forms of credit and consumer credit;
●	General economic and business conditions;
●	Adverse changes in consumer confidence levels;
●	General political developments; and
●	Adverse weather or natural or man-made disasters.

A prolonged economic downturn or uncertainty over future economic conditions, particularly in the U.S., could increase these effects on our business. In addition, our ongoing business improvement efforts and related operational changes adds to the difficulty and risk of forecasting the timing, magnitude and direction of operational and financial outcomes with respect to our business.

We face significant competition in our markets.

Our success depends upon our ability to attract customers by providing high-quality courses and training materials, as well as to attract and retain quality trainers to provide those courses. The market for training courses for specific business issues, such as real estate or stock market investing, is intensely competitive. If we are unable to successfully compete, our business, operating results and financial condition will be materially harmed. Certain competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to course development than we can. In addition, it is possible that certain competitors, or potential competitors, could reduce their pricing to levels that would make it difficult for us to compete. Increased competition may result in reduced operating margins, as well as loss of market share and brand recognition.

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In addition, in order to compete effectively in our markets, we may need to change our business in significant ways. For example, we may change our pricing, product, or service offerings, make key decisions about technology changes or marketing strategies, or acquire additional businesses or technologies. Any of these actions could hurt our business, results of operations, and financial condition.

Laws and regulations can affect the operation of our business and may limit our ability to operate in certain jurisdictions.

Federal, state and international laws and regulations impact our operations and may limit our ability to obtain authorization to operate in some states or countries. Many federal, state and international governmental agencies assert authority to regulate providers of investment training programs. Failure to comply with these regulations could result in legal action instituted by the jurisdictions, including cease and desist and injunctive actions. In the event we are subject to such legal action, our reputation could be harmed and the demand for our course offerings could be significantly reduced. We are involved from time to time in routine legal matters incidental to our business, including disputes with students and requests from state regulatory agencies. Based upon available information, we believe that the resolution of such matters will not have a material adverse effect on our consolidated financial position or results of operations. Future regulatory changes with respect to the various topics of our courses or the investment techniques we teach, could also impact the content of our course offerings, which in turn, could negatively impact future sales.

We could have liability or our reputation could be damaged if we do not protect customer data or if our information systems are breached.

We are dependent on information technology networks and systems to process, transmit and store electronic information and to communicate among our locations around the world and with our customers. Security breaches of this infrastructure could lead to shutdowns or disruptions of our systems and potential unauthorized disclosure of confidential information. We are also required at times to manage, utilize and store sensitive or confidential customer or employee data. As a result, we are subject to numerous U.S. and foreign jurisdiction laws and regulations designed to protect this information, such as the various U.S. federal and state laws governing the protection of individually identifiable information. If any person, including any of our associates, negligently disregards or intentionally breaches our established controls with respect to such data or otherwise mismanages or misappropriates that data, we could be subject to monetary damages, fines and/or criminal prosecution. Unauthorized disclosure of sensitive or confidential customer or employee data, whether through systems failure, employee negligence, fraud or misappropriation, could damage our reputation and cause us to lose customers.

Our ability to offer courses may be affected by natural disaster, strikes or other unpredictable events.

Natural disasters, external labor disruptions and other adverse events may affect our ability to conduct our business, resulting in a loss of revenue. Severe weather or natural disasters, such as floods and earthquakes, may reduce the ability of our course participants to travel to our courses. These natural disasters may also disrupt the printing and transportation of the materials used in our direct mail campaigns. Furthermore, postal strikes could occur in the countries where we operate which could delay and reduce delivery of our direct mail marketing materials. Transportation strikes could also occur in the countries where we operate, adversely affecting course offerings.

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Our operations outside the United States subject us to additional risks inherent in international operations.

We currently operate in the United Kingdom, Canada and other international markets in addition to our U.S. operations and we plan on expanding our international business going forward. As a result, we face risks that are inherent in international operations, including:

●	Complexity of operations across borders;
●	Currency exchange rate fluctuations;
●	Multiple and possibly overlapping or conflicting tax laws;
●	Applicability of training concepts to foreign markets; and
●	Compliance with foreign regulatory requirements including data protection

If we are unable to successfully manage these factors, our business could be adversely affected and our results of operations could suffer.

Our loss of any of our key executive personnel, or high performing trainers, could disrupt our operations and reduce our profitability.

The loss of the services of any key individuals may have a material adverse effect on our business. We currently do not maintain key man insurance on any member of our senior executive management team.

Our future success also depends on our ability to retain and attract high performing speakers and trainers. The loss and/or inability to retain these speakers and trainers, or to recruit suitable replacements, may affect our performance and reduce our profitability.

Any decrease in the popularity of the Rich Dad® Education Brand would have an adverse impact on our financial condition.

If the Rich Dad™ Education Brand were to experience a decrease in popularity, it would have a significant impact on our business, results of operations and financial condition. In the current economic environment, many individuals are not interested in purchasing real estate investment courses or products. The decreased interest in real estate investing could impact the Rich Dad™ Education Brand. Additionally, if Mr. and Mrs. Kiyosaki, the founders of the Rich Dad™ Education Brand, do not spend as much time in the public eye, it could impact the popularity of the Rich Dad™ Education Brand and consequently impact our sales of Rich Dad™ Education products.

If there is a material change in our relationships with our customers or in the demand by potential customers for our services, it could have a significant impact on our business.

Our success is dependent on our ability to successfully attract customers to programs that they feel will enhance their skill sets and enhance their earning power. Their level of satisfaction with our course offerings affects our reputation as they tell others about their experience. Our business could suffer if we fail to deliver quality programs at acceptable price points.

We are highly dependent on our senior management, and if we are not able to retain them or to recruit and retain additional qualified personnel, our business will suffer.

We are highly dependent upon our senior management, including Anthony C. Humpage, our Chief Executive Officer. The loss of services of Anthony C. Humpage or any other member of our senior management could have a material adverse effect on our business, prospects, financial condition and results of operation.

We may choose to increase our management personnel. For example, we will need to obtain certain additional functional capability, including regulatory, sales, quality assurance and control, either by hiring additional personnel or by outsourcing these functions to qualified third-parties. We may not be able to engage these third-parties on terms favorable to us. Also, we may not be able to attract and retain qualified personnel on acceptable terms given the competition for such personnel among companies that operate in our markets. If we fail to identify, attract, retain and motivate highly skilled personnel, or if we lose current employees, our business, prospects, financial conditions and results of operations could be adversely affected.

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A single stockholder controls us.

Holdings owns approximately 80% of our issued and outstanding shares of Common Stock. Holdings has the voting ability to influence the membership of our Board of Directors and the outcome of other decisions requiring stockholder approval. This level of ownership may delay, deter or prevent the change of control of us, even if such change of control would be beneficial to the other holders of our securities.

Risks Related to Ownership of Our Common Stock

We may issue shares of preferred stock that subordinate your rights and dilute your equity interests.

We believe that for us to successfully execute our business strategy we will need to raise investment capital and it may be preferable or necessary to issue preferred stock to investors. Preferred stock may grant the holders certain preferential rights in voting, dividends, liquidation or other rights in preference over a company’s common stock.

The issuance by us of preferred stock could dilute both the equity interests and the earnings per share of existing holders of our Common Stock. Such dilution may be substantial, depending upon the number of shares issued. The newly authorized shares of preferred stock could also have voting rights superior to our Common Stock, and in such event, would have a dilutive effect on the voting power of our existing stockholders.

Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of us by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of us. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise. Such issuances could therefore deprive our stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such shares of preferred stock to persons friendly to our Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

Our Common Stock has a limited trading market, which could affect your ability to sell shares of our Common Stock and the price you may receive for our Common Stock.

Our Common Stock is currently traded in the over-the-counter market and “bid” and “asked” quotations regularly appear on the OTC Bulletin Board and the OTCQB maintained by OTC Markets, Inc. under the symbol “PRCD”. We have applied to trade our shares of Common Stock under the symbol “LEAI”. There is only limited trading activity in our securities. We have a relatively small public float compared to the number of our shares outstanding. Accordingly, we cannot predict the extent to which investors’ interest in our Common Stock will provide an active and liquid trading market, which could depress the trading price of our Common Stock and could have a long-term adverse impact on our ability to raise capital in the future. Due to our limited public float, we may be vulnerable to investors taking a “short position” in our Common Stock, which would likely have a depressing effect on the price of our Common Stock and add increased volatility to our trading market. The volatility of the market for our Common Stock could have a material adverse effect on our business, results of operations and financial condition. There cannot be any guarantee that an active trading market for our securities will develop or, if such a market does develop, will be sustained. Accordingly, investors must be able to bear the financial risk of losing their entire investment in our Common Stock.

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You may have limited access to information regarding our Company because we are a limited reporting company exempt from many regulatory requirements.

As a public company subject to Section 15(d) of the Exchange Act, we are not required to prepare proxy or information statements; our Common Stock is not subject to the protection of the going private regulations; the Company is subject to only limited portions of the tender offer rules; our officers, directors, and more than ten (10%) percent stockholders are not required to file beneficial ownership reports about their holdings in our Company; such persons are not subject to the short-swing profit recovery provisions of the Exchange Act; and stockholders of more than five percent (5%) are not required to report information about their ownership positions in the securities. As a result, investors will have reduced visibility as to the Company and its financial condition.

We may voluntarily file for deregistration of our Common Stock with the Commission.

Compliance with the periodic reporting requirements required by the SEC consumes a considerable amount of both internal, as well external, resources and represents a significant cost for us. Our senior management team has relatively limited experience managing a company subject to the reporting requirements of the Exchange Act, and the regulations promulgated thereunder. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

In addition, if we are unable to continue to devote adequate funding and the resources needed to maintain such compliance, while continuing our operations, we may be in non-compliance with applicable SEC rules or the securities laws, and be delisted from the OTC Bulletin Board or other market we may be listed on, which would result in a decrease in or absence of liquidity in our Common Stock, and potentially subject us and our officers and directors to civil, criminal and/or administrative proceedings and cause us to voluntarily file for deregistration of our Common Stock with the Commission.

Our management and our independent auditors have identified internal control deficiencies, which our management and our independent auditors believe constitute material weaknesses.

Our management and our independent auditors have determined that we presently do not have an internal control system or procedures that are effective and may be relied upon in connection with our financial reporting.  The weaknesses in our internal control system that were identified by our auditors generally include weakness that present a reasonable possibility that a material misstatement of our annual or interim financial statements will not be identified, prevented or detected on a timely basis, and specifically include:

●	the determination of policies regarding certain areas of revenue recognition

●	the valuation of deferred income taxes

●	insufficient internal controls over our information technology systems, which permits unauthorized changes to our financial records to not be prevented or detected in an timely manner, and insufficient redundant back up of our financial records.

If we fail to effectively remediate any of these material weaknesses or other material weaknesses or deficiencies in our control environment that may be identified in the future, we may be unable to accurately report our financial results, or report them within the time frames required by law or exchange regulations, to the extent applicable, which would have a negative impact on us and our share price.

Future sales of our Common Stock in the public market could lower the price of our Common Stock and impair our ability to raise funds in future securities offerings.

We may decide to raise additional capital through the sale of our securities. Future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of our Common Stock and could make it more difficult for us to raise funds in the future through the sale of our securities.

In the event we raise capital through a private placement of our Common Stock and/or other securities convertible into shares of our Common Stock, such offering could dilute both the equity interests and the earnings per share of our stockholders. Such dilution may be substantial, depending upon the number of shares issued in any potential private placement.

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The market price of our Common Stock may be volatile and may be affected by market conditions beyond our control.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, our shares of Common Stock are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of shares of our Common Stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Second, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time, including as to whether our Common Stock will sustain its current market price, or as to what effect the sale of shares or the availability of Common Stock for sale at any time will have on the prevailing market price.

The market price of our Common Stock is subject to significant fluctuations in response to, among other factors:

●	changes in our financial performance or a change in financial estimates or recommendations by securities analysts;

●	announcements of innovations or new products or services by us or our competitors;

●	the emergence of new competitors or success of our existing competitors;

●	operating and market price performance of other companies that investors deem comparable;

●	changes in our Board of Directors or management;

●	sales or purchases of our Common Stock by insiders;

●	commencement of, or involvement in, litigation;

●	changes in governmental regulations; and

●	general economic conditions and slow or negative growth of related markets.

In addition, if the market for stock in our industry, or the stock market in general, experience a loss of investor confidence, the market price of our Common Stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause the price of our Common Stock to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and distract our Board of Directors and management.

We do not intend to pay dividends for the foreseeable future, and you must rely on increases in the market prices of our Common Stock for returns on your investment.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our Common Stock. Accordingly, investors must be prepared to rely on sales of their Common Stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our Common Stock. Any determination to pay dividends in the future will be made at the discretion of our Board of Directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

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We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our Common Stock.

The Commission has adopted regulations which generally define so-called “penny stocks” as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our Common Stock is a “penny stock”, and we are subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule affects the ability of broker-dealers to sell our securities and affects the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our shares of Common Stock will qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to restrict any person from participating in a distribution of penny stock if the Commission finds that such a restriction would be in the public interest.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted similar rules that may also limit a stockholder’s ability to buy and sell our Common Stock. FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for such customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We are a shell company and, under Rule 144, shareholders of restricted stock will be able to trade our shares of common stock on and after the date that is one year after the date that this current report on Form 8-K is filed with the SEC, if such shares are sold at market price on bulletin board could create downward pressure on stock. This would make any financing or capital market transactions by the Company more difficult to achieve at prices that we would find acceptable.

Stockholders holding restricted shares of common stock may sell shares under Rule 144 in a manner that adversely affects our share price, even if our business is doing well.

Approximately 80% of our issued and outstanding shares of common stock are not registered under the Securities Act (or restricted common stock). If Holdings distributes these shares to its stockholders or shares are otherwise provided to such stockholders in exchange for their stock in Holdings, then the stockholders of Holdings would be the stockholders that hold the restricted common stock. Stockholders holding such shares restricting common stock are permitted sell such shares in public market transactions in accordance with Rule 144 under the Securities Act (“Rule 144”), which permits the resale of restricted common stock without requiring registration, subject to various terms and conditions, including certain volume limitations that are applicable if the stockholder is an affiliate of us or acquired shares from an affiliate within a specified period of time (90 days prior to the proposed sale date). Rule 144 effectively permits stockholders to sell shares of restricted common stock as if such shares were registered. Prior to the Merger, we were deemed to be a “shell company,” and accordingly, stockholders of restricted common stock will be permitted to use Rule 144 from and after the trading date that is one year after the date of this Current Report on Form 8-K, provided that at the time of any such sale, we have satisfied certain reporting requirements which we will satisfy if we comply with our reporting obligations as a public company. This one year date is referred to as the “cliff” and marks the date that a significant amount of our current public float may freely trade. If a large number of our shares of restricted common stock are sold in market transactions, or otherwise, there would be significant selling pressure and the market price of our Common Stock would be adversely affected, even if our business is doing well and the price does not reflect the true fair value of our shares of Common Stock. Any such event could also impair our ability to raise capital.

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Provisions of the Nevada corporate law limit the ability of the acquisition of our company.

The Nevada Revised Statutes, which is the general corporate law applicable to us, contain provisions governing acquisition of controlling interest of us. These provisions provide generally that any person or entity that acquires a certain percentage of our outstanding voting shares may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of us, excluding the shares that any such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. This provision of the Nevada Revised Statutes could impede an acquisition of us even if a premium would be paid to our stockholders for their shares.

PROPERTIES

The following table sets forth our office locations as of November 10, 2014:

Purpose	Location	Own/lease	Approximate square footage	Lease expiration
Executive offices	Cape Coral, FL	Own	40,734	—
U.S. operations and telemarketing headquarters	Salt Lake City, UT	Lease	6,294	November 2018
Canadian headquarters	Vaughn, Ontario	Lease	5,100	February 2019
United Kingdom headquarters	Richmond, Surrey	Lease	1,880	May 2015
U.K. training center	Richmond, Surrey	Lease	1,470	February 2015
			55,478

We are the sole beneficiary of a land trust that owns the land and building of our executive offices in Cape Coral, Florida. James E. May, our Chief Administrative Officer and General Counsel, serves as the trustee. Our executive office building is approximately 40,734 square feet and is situated on approximately 4.5 acres.

We lease approximately 6,294 square feet of office space in Salt Lake City, Utah for our U.S. operations and telemarketing headquarters. The lease expires in November 2018 and rent is payable monthly at rates increasing from $8,890 to $10,306 over the term of the lease.

We lease approximately 5,100 square feet of office space in Ontario, Canada for our Canadian headquarters. The lease expires in February 2019 and rent is payable monthly at rates increasing from approximately $3,000 to $3,400 over the term of the lease.

We lease approximately 1,880 square feet of office space in Surrey, England for our United Kingdom headquarters. The lease expires in May 2015 and our monthly rental rate is approximately $27,100.

We lease approximately 1,470 square feet of office space in Surrey, England which is being used as a training center. The lease expires in February 2015 and the rent is approximately $23,300 per month.

We believe that our facilities are adequate for our current purposes.

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LEGAL PROCEEDINGS

Tigrent Group Inc., Rich Dad Education, LLC, and Tigrent Enterprises Inc. v. Cynergy Holding, LLC, Bank of America, N.A., BA Merchant Services, LLC, BMO Harris Bank, N.A. and Moneris Solutions Corporation, was originally filed in the U.S. District Court for the Eastern District of New York (No. 13 Civ. 03708) on June 28, 2013, but, due to a challenge to federal jurisdiction, was subsequently recommenced in the Supreme Court of New York, County of Queens (No. 703951/2013), on September 19, 2013. In the lawsuit, we are seeking, among other things, recovery of the $8.3 million in reserve funds withheld from us in connection with credit card processing agreements executed with the Defendant credit card processing entities as well as with Process America (“PA”), a so-called “Independent Sales Organization” that places merchants with credit card processors. The Amended Complaint alleges that the Defendants breached their contractual obligations to us under our credit card processing agreements by improperly processing and transferring our reserve funds to PA. We allege that Bank of America and BA Merchant Services are liable for a portion of our total damages arising from these breach of contract claims (approximately $4.7 million), while Cynergy, Harris Bank, and Moneris are liable for the total damages of approximately $8.3 million. We also allege that Cynergy, Harris Bank and Moneris committed common law fraud and negligent misrepresentation by failing to disclose to us the unauthorized processing and transfers to PA notwithstanding their knowledge of the mishandling of funds and of the fact that PA had failed to maintain the reserve funds as required under the agreements. Pursuant to both of these claims, we allege that we are entitled to recover the full amount of our damages, as well as, with respect to the fraud claim, punitive damages.

Tigrent Group Inc. v. Process America, Inc., Case No 1:12-cv-01314-RLM, filed March 16, 2012 in the U.S. District Court for the Eastern District of New York. In this case we sought the return of the $8.3 million credit card merchant reserve account deposit held by Process America, a so-called “Independent Sales Organization” that places merchants with credit card processors. On November 12, 2012, PA filed for bankruptcy protection in the U.S. Bankruptcy Court for the Central District of California (“Bankruptcy Court.”) On December 3, 2012, the Bankruptcy Court obtained jurisdiction of our dispute with PA. On June 21, 2013, the Tigrent Group filed its proof of claim with Bankruptcy Court in the amount of approximately $8.3 million.

Tigrent and Tranquility Bay of Southwest Florida, LLC v. Gulf Gateway Enterprises, LLC, Dunlap Enterprises, LLC, Anthony Scott Dunlap, Peter Gutierrez, and Ignacio Guigou, Case No. 11-CA-000342 filed January 28, 2011 in the 20th Judicial Circuit, Lee County, FL Civil Division. This is a suit brought by the Company and its affiliate, Tranquility Bay of Southwest Florida, LLC (“TBSWF”), a Florida limited liability company of which the Company is the sole member. This suit (hereinafter referred to as “Tigrent v. GGE”) was brought to enforce the terms of a settlement agreement with the defendants that resolved a prior mortgage foreclosure suit brought by the Company to foreclose on property owned by TBSWF in Lee County, Florida (the “2009 Settlement”). Pursuant to the 2009 Settlement, the Company acquired the membership interest in TBSWF and the defendants made certain representations and warranties, and undertook certain obligations, regarding TBSWF and the property it owned. In the 2011 lawsuit, the Company and TBSWF alleged that the defendants breached the 2009 Settlement Agreement. The defendants and Drevid, LLC, another party to the 2009 Settlement, filed various counter- and cross-complaints against the Company and TWBSF for transferring the real property owned by TBSWF to a third party in 2010, allegedly in violation of the 2009 Settlement. Trial was held in the 20th Judicial Circuit, Lee County Florida and on August 4, 2014, the Court entered an order entering judgment in favor of the Company and TBSWF on the defendants’ counterclaims and on the cross-claims by Drevid LLC (another party to the 2009 Settlement) and awarding the Company and TBSWF approximately $291,000 in damages. The Company and TWBSF have filed a motion for its attorneys’ fees and pre-judgment interest on August 7, 2014. On August 8, 2014, the defendants and Drevid have filed Motions to Alter or Amend the Judgment and for New Trial and/or Rehearing. On October 22, 2014, the Court granted our motion for attorneys’ fees and prejudgment interest and reserved jurisdiction to determine the amount of such fees and costs to be awarded to us. Also on October 22, 2014, the Court denied the defendants’ and Drevid’s Motions to Alter or Amend the Judgment and for a New Trial and/or Rehearing. This motion is now subject to an appeal.

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In a matter related to Tigrent Inc. et al. v. Gulf Gateway Enterprises, LLC, et al., Case No. 11-CA-000342, as described above, the law firm of Aloia and Roland, LLP has filed a lawsuit captioned Aloia and Roland, LLP v. Anthony Scott Dunlap, Dunlap Enterprises, LLC, Tranquility Bay of Pine Island, LLC and Tranquility Bay of Southwest Florida, LLC, in the 20th Judicial Circuit for Lee County Florida to (i) enforce the terms of a promissory note in the principal amount of approximately $150,000 allegedly issued by TBSWF in payment of attorneys allegedly owed by TBSWF to the plaintiff, plus interest and late fees through the date of filing in the combined amount of approximately $142,000 and (ii) to foreclose on a mortgage that placed by Aloia and Roland, LLP on the real property that was owned by TBSWF and transferred in 2010 that was the subject of the Tigrent v. GGE lawsuit described in the immediately preceding paragraph. This mortgage was placed on the real property prior to the Company acquiring TBSWF. The placing of the mortgage on the real property was found by the court in Tigrent v. GGE to be a breach by the defendants and Drevid of the 2009 Settlement Agreement for which judgment was entered in favor of the Company and TBSWF. The Company is not a party to the lawsuit. TBSWF has defenses in this matter, although there can be no guarantee of a favorable outcome. In addition, TBSWF has made demand for indemnification on the Tigrent v. GGE defendants and Drevid, LLC under the 2009 Settlement Agreement.

 Tranquility Bay of Southwest Florida, LLC v. Michael A. Schlosser; Rebecca H. Schlosser; Drevid, LLC; Anthony Scott Dunlap; Kayleen A. Dunlap; Dunlap Enterprises, LLC; GGE, LLC; Peter Gutierrez, and Ignacio, Case No. 14-CA-003160, filed October 30, 2014 in the Circuit Court of the 20th Judicial Circuit for Lee County, Florida. In another matter related to Tigrent Inc. et al. v. Gulf Gateway Enterprises, LLC, et al., Case No. 11-CA-000342, as described above, TBSWF seeks a declaratory judgment against all defendants that (i) a promissory note allegedly issued to Michael Schlosser by Dunlap Enterprises, LLC on behalf of TBSWF in 2009 in the principal amount of approximately $2.2 million plus interest through August 3, 2014 in the amount of approximately $2.2 million (the “Schlosser Note”) is invalid and unforceable, (ii) Dunlap Enterprises, LLC lacked the authority to execute the Schlosser Note on behalf of TBSWF, (iii) TBWSF received no consideration for the purported execution of the Schlosser Note, (iv) that the Schlosser Note is in fact a consolidation of debt incurred by defendants Anthony Scott Dunlap, Kayleen Dunlap, Dunlap Enterprises, LLC, and GGE, LLC, (v) all rights to the Schlosser Note were previously assigned to Drevid, LLC, and (vi) such other and further relief as deemed just and proper by the Court. The Schlosser Note was issued prior to the Company acquiring TBSWF. Michael Schlosser is affiliated with Drevid, LLC, a party to the Tigrent v. GGE lawsuit described above. The failure to inform the Company and TBSWF of the existence of the Schlosser Note was found by the court in Tigrent v. GGE to be a breach by the defendants and Drevid of the 2009 Settlement for which judgment was entered in favor of the Company and TBSWF. The Company is not a party to the Note. In addition, TBSWF seeks indemnification from Mr. Dunlap, Dunlap Enterprises, LLC, Mr. Guigio and Mr. Gutierrez under the 2009 Settlement for fees and costs incurred by TBSWF in defending against claims by Michael Schlosser and Rebecca Schlosser under the Schlosser Note, including damages and prejudgment interest, and any additional relief deemed just and proper by the Court.

Watson v. Whitney Education Group, Inc. Russ Whitney, United Mortgage Corporation, Gulfstream Realty and Development, Inc. Douglas Realty, Inc. and Paradise Title Services, Inc., first filed September 21, 2007 in the in 20th Judicial Circuit, Lee County, FL, Case No. 07-CA-011207. In this case (hereinafter referred to as “Watson v. WEG”), Jeffrey Watson (“Watson”) alleged against Whitney Education Group, Inc., a subsidiary of the Company, causes of action for breach of contract, breach of fiduciary duty, violation of Florida’s Deceptive and Unfair Trade Practices Act, breach of contractual obligation of good faith, constructive fraud, conspiracy to commit fraud, declaratory judgment, fraud in the inducement, Florida RICO conspiracy, and federal RICO conspiracy, based upon losses Watson alleges he incurred as the result of his purchase of real property from Gulfstream Realty and Development, an entity affiliated with Mr. Whitney, and with whom the WEG had a student referral agreement. Watson seeks compensatory damages in an unspecified amount, punitive damages, treble damages, injunctive relief, declaratory relief, and fees and costs. The Company is defending and indemnifying Mr. Whitney subject to and in accordance with the Company’s by-laws. WEG has filed a motion to dismiss, which is still awaiting a ruling from the court.

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In related matters, Huron River Area Credit Union v. Jeffrey Watson/ Watson v. Whitney Education Group, Inc. and Russell Whitney, Case No. 2008-CA-5870-NC and Huron River Area Credit Union v. Jeffrey Watson/ Watson v. Whitney Education Group, Inc. and Russell Whitney, Case No. 2008-CA-5877-NC, both filed June 6, 2008 in the 12th Judicial Circuit, Sarasota County, FL Civil Division. These matters arose out of two mortgage foreclosure actions by Huron River Area Credit Union against Jeffrey Watson (“Watson”), which involve the real property that is the subject of the Watson v. WEG matter, above. Watson filed a cross-complaint against the Company’s Whitney Education Group subsidiary, n/k/a Rich Dad Education Inc., (“WEG”) and Russell A. Whitney, the Company’s founder and former Chief Executive Officer. In his cross-complaints, Watson alleges causes of action for common law indemnity, breach of contract, breach of the Florida Unfair and Deceptive Trade Practices Act, and conspiracy to commit fraud based on the purchase land and improvements in Lee County, Florida from Gulfstream Realty and Development, an entity affiliated with Mr. Whitney, and with whom the WEG had a student referral agreement. Watson is seeking unspecified compensatory damages, punitive damages, attorney’s fees and costs. The Company is defending and indemnifying Mr. Whitney subject to and in accordance with the Company’s by-laws. WEG has filed a motion to dismiss in each case, which are still awaiting a ruling from the court.

We are also involved from time to time in routine legal matters incidental to our business, including disputes with students and requests from state regulatory agencies. Based upon available information, we believe that the resolution of such matters will not have a material adverse effect on our consolidated financial position or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The financial data discussed below is derived from our audited financial statements for the fiscal years ended December 31, 2013 and 2012, and our unaudited condensed consolidated financial statements for the six months ended June 30, 2014 and 2013 which are found elsewhere in this Current Report on Form 8-K. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the U.S.. The financial data discussed below is only a summary and investors should read the following discussion and analysis of our financial condition and results of our operations in conjunction with our financial statements and the related notes to those statements included elsewhere in this Current Report on Form 8-K. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Our actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors”, and elsewhere in this Current Report on Form 8-K.

Business Overview

We provide practical, high-quality and value-based training, conferences, publications, technology-based tools and mentoring to help customers become financially knowledgeable and elevate the financial well-being of people from all walks of life, primarily through our Rich Dadtm Education brand, which is based on the teachings of Robert Kiyosaki, entrepreneur, investor, educator and author of bestseller Rich Dad Poor Dad. Our services are delivered through various channels that include live courses, online trainings, coaching, mentoring programs, and multi-media products that impart skills and knowledge in real estate investing, financial instrument investing (stocks, bonds, etc.), entrepreneurship and personal finance.

Non-GAAP Financial Measures

Adjusted EBITDA

As used in our operating data, EBITDA is defined as net income (loss) excluding the impact of: interest expense; interest income; income tax provision; and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA adjusted for: asset impairments; debt forgiveness; other income, net; gain/loss from sale of assets; legal settlements; impacts from our noncontrolling interests, losses from discontinued operations, the net change in deferred revenue; and the net change in deferred course expenses. Adjusted EBITDA is not a financial performance measurement according to accounting principles generally accepted in the United States (“GAAP”).

We use Adjusted EBITDA as a key measure in evaluating our operations and decision-making. We feel it is a useful measure in determining our performance since it takes into account the change in deferred revenue and deferred course expenses in combination with our operating expenses. We reference Adjusted EBITDA frequently, since it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance in our industry. We plan and forecast our business using Adjusted EBITDA, with comparisons of actual to planned and forecasted Adjusted EBITDA and we provide incentives to management based on Adjusted EBITDA goals. In addition, we provide Adjusted EBITDA because we believe investors and security analysts find it to be a useful measure for evaluating our performance.

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Many costs to acquire customers have been expended before a customer attends any basic or advanced training. Those costs include media, travel and lodging facilities and instructor fees for the preview workshops and are expensed when incurred. Licensing fees paid to the Rich Dad Parties and telemarketing and speaker commissions are deferred and recognized when the related revenue is recognized. Revenue recognition of  course fees paid by customers to enroll in any basic or advanced training courses at registration is deferred until (i) the course is attended by the customer, (ii) the customer has received the course content in an electronic format, (iii) the contract expires, triggering revenue recognition through course breakage.  It is only after one of those three occurrences that revenue is considered earned. Thus, reporting in accordance with GAAP creates significant timing differences between the receipt and disbursement of cash on the one hand with the recognition of the related revenue and expenses, both in our Consolidated Statements of Cash Flows and Consolidated Statements of Operations and Comprehensive Income (Loss), on the other. As a result of these timing differences, our operating cash flows can vary significantly from our results of operations for the same period. For this reason, we believe Adjusted EBITDA is an important non-GAAP financial measure.

Adjusted EBITDA has material limitations and should not be considered as an alternative to net income (loss), cash flows provided by operations, investing or financing activities or other financial statement data presented in the Consolidated Financial Statements as indicators of financial performance or liquidity. Items excluded from Adjusted EBITDA are significant components in understanding our financial performance. Because Adjusted EBITDA is not a financial measurement calculated in accordance with GAAP and is subject to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of performance used by other companies.

The table below is a reconciliation of our net income to EBITDA and Adjusted EBITDA for the periods set forth below (in thousands):

	Six Months ended June 30,		Years ended December 31,
	2014	2013	2013	2012
Net income (loss)	$7,772	$1,815	$4,329	$(5,556)
Interest income	(5)	(3)	(18)	(15)
Interest expense	33	100	182	242
Provision (benefit) for income taxes	38	(308)	(435)	(712)
Depreciation and amortization	111	159	276	296
EBITDA	7,949	1,763	4,334	(5,745)
Impairment of deposits with credit card processor	-	-	-	8,313
Litigation settlement	(1,300)	-	-	-
Forgiveness of debt	-	-	(1,652)	-
Other, net	(209)	(14)	(549)	(1,276)
Noncontrolling interest	-	-	-	(84)
Loss (gain) on disposition of assets	-	14	16	(22)
Loss on discontinued operations	-	27	525	258
Net change in deferred revenue	(10,578)	(2,212)	(7,350)	(1,789)
Net change in deferred course expenses	3,815	(115)	1,459	(270)
Adjusted EBITDA	$(323)	$(537)	$(3,217)	$(615)

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Cash Sales

The following table provides a reconciliation of our cash sales by segment to our reported revenue. Cash sales performance is a metric used by management in assessing the performance of each of our business segments. Deferred revenue represents the difference between our cash sales and the impact of applying our revenue recognition policies to those cash sales. Cash sales are not a financial performance measurement in accordance with GAAP; therefore we are presenting a table to reconcile the cash sales to revenue reported in accordance with GAAP (table presented in thousands):

	Six Months ended June 30,		Years ended December 31,
	2014	2013	2013	2012
Cash received from course and product sales:
U.S	$25,672	$31,998	$53,585	$62,506
Canada	2,750	3,905	7,213	8,160
U.K. and other foreign markets	13,414	6,816	16,970	11,577
Total consolidated cash received from course and product sales	41,836	42,719	77,768	82,243
Change in deferred revenue
(Increase)/decrease to deferred revenue:
U.S	13,899	3,044	9,709	4,097
Canada	668	(159)	268	(1,058)
U.K. and other foreign markets	(3,989)	(673)	(2,627)	(1,250)
Total consolidated change in deferred revenue	10,578	2,212	7,350	1,789
Revenue:
U.S	39,571	35,042	63,294	66,603
Canada	3,418	3,746	7,481	7,102
U.K. and other foreign markets	9,425	6,143	14,343	10,327
Total consolidated revenue for financial reporting purposes	$52,414	$44,931	$85,118	$84,032

Executive Overview and Outlook

During 2013 we made certain transitional actions such as implementing new sales and marketing procedures developed by our new CEO who was hired in September 2012. We plan on decreasing our reliance on the Rich Dad brand in North America by introducing other brands in these markets. This will likely decrease our near term revenues. We will also promote and diversify our brands in the U.K., which reduce our reliance on the Rich Dad brand. Our renegotiated licensing and other arrangements with the Rich Dad Operating Co. LLC, as discussed in the “Licensing Agreements” section above, was a significant milestone for us in 2014. It included, among other things, the forgiveness of debt and a lower royalty rate. In return, Holdings issued RDOC approximately 1.5 million shares of its common stock.

Results of Continuing Operations

Our operating results, expressed as a percentage of revenue are set forth in the table below:

	Six Months ended June 30,		Years ended December 31,
	2014	2013	2013	2012
Revenue	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses:
Direct course expenses	43.4	47.5	47.6	47.5
Advertising and sales expenses	21.8	25.9	25.4	27.0
Royalty expense	7.6	7.9	8.0	7.9
General and administrative expenses	15.1	15.1	16.2	16.2
Impairment of credit card deposit	-	-	-	9.9
Total operating costs and expenses	87.9	96.4	97.2	108.5
Income (loss) from operations	12.1	3.6	2.8	(8.5)
Other income (loss):
Other income (expense), net	0.3	(0.2)	0.5	1.3
Forgiveness of debt	-	-	1.9	-
Litigation settlement	2.5	-	-	-
Total other income (loss)	2.8	(0.2)	2.4	1.3
Income (loss) before income taxes	14.9	3.4	5.2	(7.2)
Income tax benefit (provision)	(0.1)	0.7	0.5	0.8
Net income (loss) from continuing operations	14.8%	4.1%	5.7%	(6.4%)

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Operating Segments

We operate in three operating segments based on geographic areas in accordance with Accounting Standards Codification 280, Segment Reporting.

	Six Months ended June 30,		Years ended December 31,
As a percentage of total revenue	2014	2013	2013	2012
U.S	75.5%	78.0%	74.4%	79.3%
Canada	6.5	8.3	8.8	8.4
U.K. and other foreign markets	18.0	13.7	16.8	12.3
Total consolidated revenue for financial reporting purposes	100.0%	100.0%	100.0%	100.0%

United States

Over the past several years, our U.S. business shifted its focus to primarily consist of Rich Dad™ Education brand offerings. During the first half of 2014, our Rich Dad brands account for approximately 98% of our total U.S. top line business, the majority of which pertains to real estate-related education with the balance pertaining to financial markets training. We are continuing to develop non-Rich Dad brands, such as Independent Womentm, Women in Wealthtm, and Brick Buy Bricktm to diversify our business although our business to date in these brands has not been material to our Company as a whole.

Canada

Similar to the U.S., our Canadian operations primarily consist of Rich Dad branded offerings. During the first half of 2014, our Rich Dad brands account for approximately 97% of our total Canadian top line business, the majority of which pertains to real estate-related education with the balance pertaining to financial markets training.

U.K. and Other Foreign Markets

In contrast to our U.S. and Canadian operations, our U.K. business is more diversified among several different brands. During the first half of 2014, our Rich Dad brands account for approximately 47% of our total U.K. top line business, the majority of which pertains to real estate-related education with the balance pertaining to financial markets training.

We currently operate in other foreign markets, including Asian and African countries (including Australia, Germany, Hong Kong, India, Ireland, Malaysia, Singapore, South Africa and Sweden) although our business to date has not been material to our Company as a whole. However, we believe that these current international markets together with new international markets represent an area of future growth potential.

Six Months Ended June 30, 2014 compared to Six Months Ended June 30, 2013

Overview

We had an improved first half in 2014 compared with our first half of 2013. Revenue increased by $7.5 million; income from operations increased by $4.7 million and net income increased by $6.0 million. Our first half net income was favorably impacted by $1.3 million reduction of debt as the result of a settlement of a lawsuit with the Rich Dad Parties. This income is not recurring.

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Revenue

Revenue during the six months ended June 30, 2014 was $52.4 million compared with revenue of $44.9 million during the six months ended June 30, 2013, an increase of $7.5 million, or 16.7%. The increase in revenue was primarily due to fulfilling more sales during the period compared with the same period last year. Our third-party product sales in the U.K. were also higher in the first half of 2014 compared with the first half of 2013. Third-party sales refer to those in which we partner with other entities to fulfill.

The number of our total registrants during the six months ended June 30, 2014, compared with the comparable period during 2013 increased by approximately 11.9%. We experienced a decrease of customers attending the free preview workshops that purchased one or more of our basic training courses by approximately 29%, which we believe is primarily due to increasing the price points of our basic training courses during the second half of 2013 and also due to using new speakers for the free workshops, who initially may be less effective than established speakers in terms of selling the basic training courses.

Operating Expenses

Total operating expenses increased by $2.8 million, or 6.4%, during the six months ended June 30, 2014 compared to the first six months of 2013, while revenue increased by 16.7% during the same period, resulting in decreased operating expenses, as a percentage of revenue in the current year period when compared to the same period last year. The following discussion outlines the more significant components of our operating expenses.

Direct course expenses

Direct course expenses relate to our free preview workshops, basic training and advanced training, and consist of instructor fees, facility costs, salaries, commissions and fees associated with our field representatives and related travel expenses.

Direct course expenses, as a percentage of revenue, decreased 4.1% in 2014, which was primarily attributable to a higher proportional fulfillment rate from e-learning versus live classes for our advanced training, which have lower average costs to fulfill.

Advertising and sales expenses

We generally obtain most of our potential customers through internet-based advertising. Our trend of increasing online advertising and reducing television and radio advertising continued during the first quarter of 2014 as we believe it is a more cost-efficient method of attracting potential customers.

Advertising and sales expenses consist of purchased media to generate registrations to our free preview workshops, and costs associated with supporting customer recruitment.

We obtain the majority of our customers through free preview workshops. These preview workshops are offered in various metropolitan areas in the U.S., the United Kingdom, and Canada. Prior to the actual workshop, we spend a significant amount of money in the form of advertising through various media channels.

Media spending increased by 1.4% during the first six months of 2014 compared with the first six months of 2013. This increase was primarily due to our electing to spend more on direct mail to promote our products and services during the first half of 2014 compared to the first half of 2013. Media spending decreased to $66 per registrant in the first half of 2014 from $73 per registrant in the first half of 2013, reflecting slightly improved spending efficiency.

Royalty expense

We have licensing and related agreements with RDOC, whereby we have exclusive rights to develop, market, and sell Rich Dad-branded live seminars, training courses, and related products worldwide. In connection with these agreements, we incur a royalty expense and have reflected this amount in our consolidated statements of comprehensive income (loss). On April 22, 2014, we entered into an agreement with RDOC to settle certain claims we had against RDOC, Robert Kiyosaki, and Darren Weeks, discussed more fully in the section entitled “Licensing Agreements” above. As part of this agreement, we amended the License Agreement to halve the royalty payable by us to RDOC in 2014. Royalty expense was approximately $4.0 million for the six months ended June 30, 2014 compared with $3.5 million in the same period of 2013. The decreased RDOC royalty rate was partially offset by higher royalty expenses incurred to other parties, primarily in the U.K.

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General and administrative expenses

General and administrative expenses primarily consist of compensation, benefits, insurance, professional fees, facilities expense and travel for the corporate staff, as well as depreciation and amortization expenses.

General and administrative expenses increased by 17.1% during the first six months of 2014 compared to the first six months of 2013. The increase in salaries, wages and benefits was primarily due to hiring new employees during and subsequent to the first half of 2013 in our customer service, marketing, and compliance areas, together with incremental increases in executive compensation in the first half of 2014 relative to the same period in 2013. Our professional fees were higher primarily due to fees incurred for advisory and consulting services.

Litigation settlement

On April 22, 2014, we entered into an agreement with RDOC to settle certain claims we had against RDOC, Robert Kiyosaki, and Darren Weeks. As part of this agreement, approximately $1.3 million of debt was erased and reflected in our 2014 Condensed Consolidated Statement of Operations and Comprehensive Income, and essentially eliminated all of our remaining long-term debt.

Income tax benefit (provision)

Our income tax provision for the six months ended June 30, 2014 was $0.0 million compared to an income tax benefit of $0.3 million for the six months ended June 30, 2013. For both periods, we recorded a full valuation allowance against all net deferred tax assets because there was not sufficient evidence to conclude that we would more likely than not realize those assets prior to expiration. The prior year-to-date benefit resulted from a reversal of an uncertain tax position accrual that was no longer needed once the Canada Revenue Agency completed their audits.

Year Ended December 31, 2013, compared to Year Ended December 31, 2012

Overview

Our North American business continued to experience declining revenues but improved adjusted EBITDA from operations. Our U.K. business continued to improve in revenue and income. During this period we renegotiated our license agreement with the Rich Dad Parties and restructured our license fees that reduced our royalty rate.

Revenue

Revenue in 2013 was $85.1 million compared with revenue of $84.0 million in 2012, an increase of $1.1 million, or 1.3%. The increase in revenue in 2013, compared with 2012, was primarily due an increased emphasis on fulfilling our students purchased classes.

Operating Expenses

Total operating expenses declined by $8.5 million, or 9.3%, in 2013 from 2012, while revenue increased by 1.3% during the same period, resulting in decreased operating expenses, as a percentage of revenue in 2013 when compared to 2012. The following discussion outlines the more significant components of our operating expenses.

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Direct course expenses

Direct course expenses relate to our free preview workshops, basic training and advanced training, and consist of instructor fees, facility costs, salaries, commissions and fees associated with our field representatives and related travel expenses.

Advertising and sales expenses

Advertising and sales expenses consist of purchased media to generate registrations to our free preview workshops, and costs associated with supporting customer recruitment.

We obtain the majority of our customers through free preview workshops. These preview workshops are offered in various metropolitan areas in the U.S., the United Kingdom, and Canada. Prior to the actual workshop, we spend a significant amount of money in the form of advertising through various media channels.

Media spending decreased by 6.7% in 2013 compared with 2012. This decrease was primarily due to the decrease in the number of events held and increased use of internet advertising. Media spending decreased to $71 per registrant in 2013 from $77 per registrant in 2012, reflecting improved spending efficiency.

Royalty expense

We have licensing and related agreements with RDOC, as more fully described in the “Licensing Agreements” section above, whereby we have exclusive rights to develop, market, and sell Rich Dad-branded live seminars, training courses, and related products worldwide. In connection with these agreements, we incur a royalty expense and have reflected this amount in our consolidated statements of comprehensive income (loss). Royalty expense was approximately $6.8 million in 2013 and $6.6 million in 2012 despite declining revenues, due to increased royalties associated with non-Rich Dad branded programs, primarily in the U.K. and the impact of expensing the deferred portion of our licensing costs in connection with our revenue recognition policies.

General and administrative expenses

General and administrative expenses primarily consist of compensation, benefits, insurance, professional fees, facilities expense and travel for the corporate staff, as well as depreciation and amortization expenses.

General and administrative expenses were relatively flat year over year.

Impairment of deposits with credit card processor

In connection with our credit card processing arrangements, we are required to maintain funds with them to cover charge backs in the event we are unable to honor our commitments. In November 2012, Process America, Inc., our then primary credit card processor, filed for bankruptcy protection, preventing our access to our funds on deposit with them. Although we have an outstanding claim with the bankruptcy court, we believe that the $8.3 million deposit is uncollectible and, as a result, fully impaired this amount in our 2012 consolidated financial statements.

Other income (expense)

Forgiveness of debt

On September 1, 2013, we entered into a new licensing and related agreements with RDOC. As part of those agreements, approximately $1.6 million of debt was forgiven and reflected in our 2013 consolidated statement of comprehensive income (loss).

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Income tax benefit (provision)

Our income tax benefit in 2013 was $0.4 million compared to an income tax benefit of $0.7 million in 2012. For both 2013 and 2012, we have a full valuation allowance against all net deferred tax assets because there was not sufficient evidence to conclude that we would more likely than not realize those assets prior to expiration. The 2013 tax benefit was favorably impacted by the settlement of the Canadian transfer pricing audit, which allowed us to reverse the tax expense previously recorded under ASC 740-10.

Known Trends

In general, we believe we will experience increased demand for our products and services as global economic conditions continue to slowly improve since the start of the recession” in 2008, including the decline in unemployment and the increased availability of consumer credit, particularly in the U.S. We believe that our products and services appeal to those who seek increased financial freedom. If we experience a prolonged decline in demand for our products and services, it could have a material adverse effect on our future operating results.

As part of our April 22, 2014 agreements with RDOC, we reduced the royalty rate applied to our Rich Dad-branded revenues for calendar year 2014, which represents a significant savings to the Company in 2014. In 2015, the rate will revert to the normal royalty rate.

We anticipate incurring increased fees and expenses associated with our reporting obligations of a public company of not less than $0.5 million annually, including fees and expenses for our annual audit and quarterly reviews.

We plan to expand and diversify our brand offerings which will likely lead to decreased income in short term and require a material amount of investment and incurrence of operating expenses.

Liquidity and Capital Resources

Historically, we have funded our working capital and capital expenditures using cash and cash equivalents on hand. However, given our relatively modest and flat operating cash flows during the past three years, we have needed to manage our cash position to ensure the future viability of our business. Over the past several years and including the current 2014 period, we have successfully renegotiated our licensing and related agreements with the Rich Dad Parties. As part of these new agreements, we have been able to, among other things, eliminate debt and reduce our royalty rate payable to RDOC, resulting in a significant positive development for the Company.

The following is a summary of our cash flow activities for the periods stated (in thousands):

	Six Months ended June 30,		Years ended December 31,
	2014	2013	2013	2012
Net cash provided by (used in) operating activities	$1,117	$2,692	$5,073	$(256)
Net cash used in investing activities	(184)	(66)	(168)	(173)
Net cash used in financing activities	(270)	(753)	(1,315)	(1,674)
Effect of foreign currency exchange rates	(10)	(604)	(641)	488
Net increase (decrease) in cash and cash equivalents	$653	$1,269	$2,949	$(1,615)

Net cash provided by operating activities was $5.1 million in 2013 compared to a use of $0.2 million for 2012. This increase was primarily driven by the forgiveness of royalties owed, pertaining to our Rich Dad brands, which resulted from the revised agreements with them.

Net cash used in investing activities was $0.2 million in 2013 and 2012, representing our purchases of property and equipment.

Net cash used in financing activities was $1.3 million in 2013, compared to $1.7 million in 2012.  Our debt payments decreased in 2013 due to the forgiveness of certain debts, as described in the “Licensing Agreements” section above.

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We expect that our working capital deficit, which is primarily a result of our significant deferred revenue balance, will continue for the foreseeable future. As of June 30, 2014, our consolidated deferred revenue was $62.9 million.

Our cash equivalents were, and continue to be, invested in short-term, liquid, money market funds. Restricted cash balances consisted primarily of funds on deposit with credit card processors and cash collateral with our credit card vendors. Restricted cash balances held by credit card processors are unavailable to us unless we discontinue sale of our products or discontinue the usage of a vendor’s credit card. As sales of the products and services related to our domestic business have decreased, our credit card vendors have not returned funds held as collateral, resulting in slightly higher restricted cash balances.

We are committed to cash expenditures with respect to the contractual obligations set forth in the following table at December 31, 2013, adjusted for the $1.3 million of debt settlement arising out of the settlement of a lawsuit (in thousands):

	Total Debt	Operating Lease Commitments	Total Contractual Obligations
2014	$308	$827	$1,135
2015	9	358	367
2016	9	159	168
2017	9	164	173
2018	-	158	158
Thereafter	-	7	7
Total	$335	$1,673	$2,008

Discontinued Operations and Related Disposal

In 2001, WIN CR II Trust, an affiliate of the Company invested in Monterey del Mar, S.A. (“MDM”), a Panamanian corporation that was formed by unaffiliated promoters to acquire, develop and operate a beachfront hotel and land concession in Costa Rica known as Hotel Monterey Del Mar (the “Hotel”). However, because beach front property in Costa Rica must, by law, be owned or controlled only by Costa Rican citizens, the Hotel was acquired by Mar y Tierra del Oeste, a Costa Rican corporation (“MTO”). To ensure the interests of the investors in MDM were protected, the Manager of MTO caused a Costa Rican trust to be formed (“IVR Trust”) into which 100% of the shares of MTO were poured. The beneficiaries of the IVR Trust are the shareholders of MDM, pro rata.

The interest of WIN CR II Trust in MDM (and therefore, the beneficial interest in the assets of IVR Trust) interest increased over time through the acquisition of shares of other investors in MDM such that from about 2007 through 2013 the interest of WIN CR II in MDM (and beneficial in interest in the assets of IVR Trust) was greater than 50% (67.5% in 2011, 2012 & 2013).

In September 2013, IVR Trust sold 100% of the shares of MTO to an unrelated third party for $1.0 million in the form of a note receivable in the amount of $0.8 million, and cash of $0.2 million placed in escrow that was used to extinguish certain liabilities. The sales proceeds received by IVR Trust are to be distributed to the trust beneficiaries, (i.e., investors in MDM) pro rata. As part of the sale, substantially all of the membership interests in MDM acknowledged in writing that they would be entitled to receive distributions of sales proceeds from the Trust in substitution for their right to receive payments for their membership interests in MDM. Although the sale was secured by the hotel, we have fully reserved our interest in the note because of the continuing losses, liabilities to third parties and complex local laws which cast doubt as to the probability of collection.

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Potential Capital Transaction

As of the date of this Current Report on Form 8-K, we are considering the private placement of securities of gross proceeds to us of approximately $3,500,000. We have not determined the definitive terms for any such offering, and there is no assurance that we would elect to pursue any such offering or that we would be able to consummate any such offering on acceptable terms.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. In addition to the estimates presented below, there are other items within our consolidated financial statements that require estimation, but are not deemed critical as defined below. We believe these estimates are reasonable and appropriate. However, if actual experience differs from the assumptions and other considerations used, the resulting changes could have a material effect on the financial statements taken as a whole.

Management believes that the following policies and estimates are critical because they involve significant judgments, assumptions and estimates. Management has discussed the development and selection of the critical accounting estimates with the Audit Committee of our Board of Directors and the Audit Committee has reviewed the disclosures presented below relating to those policies and estimates.

Long-Lived Assets

We evaluate the carrying amount of our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We record an impairment loss when indications of impairment are present and undiscounted cash flows estimated to be generated by those assets are less than assets’ carrying value. We evaluate the remaining life and recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. At such time, we estimate the future cash flows expected from the use of the assets and their eventual dispositions and, if lower than the carrying amounts, adjust the carrying amount of the assets to their estimated fair value. Because of our changing business conditions including current and projected level of income, business trends, prospects and market conditions, our estimates of cash flows to be generated from our operations could change materially, resulting in the need to record additional impairment charges.

Revenue Recognition

We recognize revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605, Revenue Recognition (“ASC 605”). We recognize revenue when: (i) persuasive evidence of an arrangement exists, (ii) delivery of product has occurred or services have been rendered, (iii) the price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured. For product sales, these conditions are generally met upon shipment of the product to the student. For training and service sales, these conditions are generally met upon presentation of the training seminar or delivery of the service.

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Some of our training and consulting contracts contain multiple deliverable elements that include training along with other products and services. In accordance with ASC 605-25, Revenue Recognition – Multiple-Element Arrangements, sales arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the sales contract meet the following criteria: (i) the delivered training or product has value to the client on a standalone basis, (ii) there is objective and reliable evidence of the fair value of undelivered items and (iii) delivery of any undelivered item is probable. The fair value of each element is generally determined by prices charged when sold separately. In certain arrangements, we offer these products bundled together at a discount. The discount is allocated on a pro-rata basis to each element based on the relative fair value of each element when fair value support exists for each element in the arrangements. The overall contract consideration is allocated among the separate units of accounting based upon their fair values, with the amount allocated to the delivered item being limited to the amount that is not contingent upon the delivery of additional items or meeting other specified performance conditions. If the fair value of all undelivered elements exists, but fair value does not exist for one or more delivered elements, the residual method is used. Under the residual method, the amount of consideration allocated to the delivered items equals the total consideration less the aggregate fair value of the undelivered items. Fair value of the undelivered items is based upon the normal pricing practice for our existing training programs, consulting services, and other products, which are generally the prices of the items when sold separately.

Each transaction is separated into its specific elements and revenue for each element is recognized according to the following policies:

Product	Recognition Policy
Seminars	Deferred upon sale and recognized when the seminar is attended or delivered on-line
Online courses	Deferred upon sale and recognized when the course is accessed over the delivery period
Coaching and mentoring sessions	Deferred and recognized as service is provided
Data subscriptions and renewals	Deferred and recognized on a straight-line basis over the subscription period

In the normal course of business, we recognize revenue based on the customer’s attendance of the course, event, mentoring training, coaching session or delivery of the software, data or course materials on-line.

When the likelihood of attendance by the customer is remote and the customer contract has expired, course breakage is calculated based on the historical percentage of (i) customers who never attended a course, (ii) those customers who never attended a course subsequent to expiration, and (iii) the highest number of days in which 95% of customers who attended our courses did so subsequent to expiration. During the fourth quarter of 2009, we lengthened the typical contract expiration date from one year to two years.

We determine our course breakage rate based upon estimates developed from historical customer attendance patterns. Based on the historical information, we are able to estimate the likelihood of an expired course remaining unattended. To the extent new businesses do not have adequate historical data subsequent to course expiration, we recognize revenue based solely upon actual course attendance. Only at such time that we have developed verifiable and objective data from our historical data subsequent to course expiration do we apply course breakage based on the methodology described above.

Deferred revenue occurs from seminars, online courses, coaching sessions and website subscriptions and renewals in which payment is received before the service has been performed. Deferred revenue is recognized into revenue over the period that the services are performed.

Income Taxes

We account for income taxes in conformity with the requirements of ASC 740, Income Taxes (“ASC 740”). Per ASC 740, the provision for income taxes is calculated using the asset and liability approach of accounting for income taxes. We recognize deferred tax assets and liabilities, at enacted income tax rates, based on the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. We include any effects of changes in income tax rates or tax laws in the provision for income taxes in the period of enactment. When it is more likely than not that a portion or all of a deferred tax asset will not be realized in the future, we provide a corresponding valuation allowance against the deferred tax asset.

ACS 740 also clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. ACS 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

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Accounting for Litigation and Settlements

We are involved in various legal proceedings. Due to their nature, such legal proceedings involve inherent uncertainties including, but not limited to, court rulings, negotiations between affected parties, and the possibility of governmental intervention. Management assesses the probability of loss for such contingencies and accrues a liability and/or discloses the relevant circumstances as appropriate. While certain of these matters involve substantial amounts, management believes, based on available information, that the ultimate resolution of such legal proceedings will not have a material adverse effect on our financial condition or results of operations.

The critical accounting policies discussed above are not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the U.S., with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-15, “Presentation of Financial Statements-Going Concern (Topic 205-40)” (“ASU 2014-15”). Under the standard, management is required to evaluate for each annual and interim reporting period whether it is a probable that the entity will not be able to meet its obligations as they become due within one year after the date that financial statements are issued, or are available to be issued, where applicable. ASU 2014-15 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is permitted. Accordingly, the standard is effective for us on January 1, 2017. We will be evaluating the impact, if any, that the standard will have on our financial condition, results of operations, and disclosures in the near future.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). The standard is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is not permitted. Accordingly, the standard is effective for us on January 1, 2017. We will be evaluating the impact, if any, that the standard will have on our financial condition, results of operations, and disclosures in the near future.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (“ASU 2014-08”) that changes the requirements for reporting discontinued operations in Subtopic 205-20. A discontinued operation may include a component of an entity or a group of components of an entity, or a business or nonprofit activity. A disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. ASU 2014-08 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available for issuance. Accordingly, the standard is effective for us on January 1, 2015. We will be evaluating the impact, if any, that the standard will have on our financial condition, results of operations, and disclosures in the near future.

In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740)” (“ASU 2013-11”) on the presentation of unrecognized tax benefits. This new guidance requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset when a net operating loss carry forward, a similar tax loss or a tax credit carry forward exists, with limited exceptions. This new guidance is effective for the periods beginning after December 15, 2013, and should be applied prospectively with retroactive application permitted. ASU 2013-11 did not have a material impact on our consolidated financial statements.

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In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220)” requiring disclosure of amounts reclassified out of accumulated other comprehensive income (loss) by component. The amendment also requires entities to present significant amounts by the respective line items of net income (loss), either on the face of the income statement or in the notes to the financial statements for amounts required to be reclassified out of accumulated other comprehensive income (loss) in their entirety in the same reporting period. For other amounts that are not required to be reclassified to net income (loss) in their entirety, a cross-reference is required to other disclosures that provide additional details about those amounts. This guidance was effective prospectively for annual and interim periods beginning January 1, 2013 and is related to presentation only. Our adoption of the guidance did not impact our consolidated financial statements.

Off-Balance Sheet Arrangements

We have not entered into any transaction, agreement or other contractual arrangement with an unconsolidated entity under which it has: (i) a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit; (ii) liquidity or market risk support to such entity for such assets; (iii) an obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument; or (iv) an obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by, and material to, us where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging, or research and development services with us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of November 10, 2014, and taking into account the Merger and the cancellation of shares described above under Item 2.01 for:

●	each director;

●	each person known by us to own beneficially 5% or more of our Common Stock;

●	each officer named in the summary compensation table elsewhere in this report (the “Named Executive Officers”); and

●	all directors and executive officers as a group.

The amounts and percentages of our Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, to the best of our knowledge each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock (1)
Tigrent Inc.(2)	16,000,000	80%
All directors and executive officers as a group	0	0%
Andrew Glashow (3)	1,442,335	7.2%

(1)	Based on 19,997,500 shares of Common Stock issued and outstanding as of October 31, 2014.

(2)	The address of Tigrent Inc. is 1612 E. Cape Coral Parkway, Cape Coral, Florida 33904.

(3)

The securities are held by New World Merchant Partners LLC. The address is 700 White Plains Road, Suite 317, Scarsdale, New York 10583. Andrew Glashow has the exclusive voting power, which includes the power to vote, or to direct the voting of, the shares of common stock and the exclusive investment power, which includes the power to dispose, or to direct the disposition of, the shares of common stock.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our Directors and Executive Officers

The following table and text set forth the names of our executive officers and directors as of the date of this report. Directors hold office for a period of one year from their election at the annual meeting of stockholders or until their successors are duly elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors.

Name	Age	Position
Anthony C. Humpage	59	Chief Executive Officer and Director
Charles F. Kuehne	62	Executive Vice President and Chief Financial Officer
Iain Edwards	46	Chief Operating Officer
James E. May	59	Chief Administrative Officer and General Counsel
Murray A. Indick	55	Chairman of the Board of Directors
James K. Bass	58	Director
Marc Scholvinck	56	Director

Mr. Humpage has served as our Chief Executive Officer and Director since November 10, 2014 and a director of Legacy since November 10, 2014. Mr. Humpage has been the CEO of our predecessor since September 4, 2012 and has been a member of the Board of Directors of our predecessor since May 23, 2012. Mr. Humpage was also Chief Financial Officer of the Rich Dad Operating Company, LLC until he resigned on March 11, 2013. Rich Dad Operating Company, LLC licenses its Rich Dad® brand to Holdings for financial education programs and is also a significant Holdings shareholder. Mr. Humpage was previously Executive Vice President and Chief Financial Officer of Government Liquidation, the leading online auction website for federal government surplus and scrap assets, from 1998 to 2011. Earlier in his career, he worked in the construction materials, manufacturing and professional service industries specializing in early-stage and troubled organizations. A certified public accountant and a British chartered accountant, Mr. Humpage holds a MBA Finance degree from Western International University (1995).

Mr. Kuehne has served as our Executive Vice President and Chief Financial Officer since November 10, 2014. Mr. Kuehne has served as the Executive Vice President and Chief Financial Officer of our predecessor since August 15, 2011, and served as Interim Chief Financial Officer of our predecessor from October 2010 to August 2011. Prior to joining the Company, Mr. Kuehne served as an independent financial consultant for two years, providing executive-level financial management consulting services primarily to manufacturing companies owned by private equity firms. Between August 1998 and June 2008, he held various corporate controller, accounting, auditing and financial reporting positions with Platinum Equity, a private equity firm, and its portfolio companies, including President and Chief Financial Officer of Data2Logistics (May 2003 – June 2008), Vice President of Transactions Support and Chief Financial Officer for Acquisitions (August 1998 – April 2003), and Chief Financial Officer of Milgo Solutions (August 1998 – October 2001). Mr. Kuehne is a Certified Public Accountant and holds an M.B.A. from Nova Southeastern University (1996) and a B.A. in Business Administration from Ohio University (1974).

Mr. Edwards has served as our Chief Operating Officer since November 10, 2014. Mr. Edwards has served as the Chief Operating Officer of our predecessor since May 2013. Mr. Edwards joined the Company in 2002 as general manager of our U.K. office, and was promoted to U.K. Managing Director in 2004 and to President of International Operations in 2006. From 1997 until 2002, Mr. Edwards worked for and subsequently owned Jongor Limited, a single London Depot operation. Between 1991 and 1997, Mr. Edwards served time in the British Army in various capacities. Mr. Edwards holds a B.A. in Business Studies from the University of Greenwich, London (1991).

Mr. May has served as our Chief Administrative Officer and General Counsel since November 10, 2014. Mr. May has served as the Chief Administrative Officer of our predecessor since September 2009, and as the General Counsel of our predecessor since May 2009. Mr. May joined the Company in June 2007 as Assistant General Counsel. In his current role he is responsible for the Company’s Legal, Human Resources, Compliance, and IT/IS functions. Prior to joining the Company, he held the position of Associate General Counsel with Gateway Computers, where he was, at various times, the chief legal counsel for the Gateway Country Stores retail division and for the Business and Government Sales division, where he managed the Contract Management organization. Prior to that, he was Vice President, Deputy General Counsel with Blockbuster Videos, Inc. in Ft. Lauderdale, Florida and Dallas, Texas where he was the chief legal counsel for domestic store operations, including litigation management. Mr. May has a B.A. degree from American University (1981) and a J.D. degree from Catholic University Law School (1984).

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Mr. Indick has served as the Chairman of our Board of Directors since November 10, 2014. Mr. Indick has served as the Chairman of the Board of Directors of our predecessor since November 2007. Mr. Indick is Senior Counsel with Crowell & Moring, LLP, an international law firm. Mr. Indick co-founded Prides Capital Partners, LLC ("Prides Capital"), an investment firm specializing in strategic block, active ownership investing in the small- and micro-cap arena, in March 2004. Prides Capital Fund I, LP, an affiliate of Prides Capital, owned approximately 11.1% of Holdings’ outstanding common stock as of May 28, 2014. Prior to joining Prides Capital, Mr. Indick was partner/general counsel at Blum Capital, which he joined in 1997. Mr. Indick earned a B.A. from the University of Pennsylvania (1981) and a law degree from the Georgetown University Law Center (1984). Mr. Indick also served as a director of Ameritrans Capital Corporation, a lender to and investor in small businesses, a public portfolio company of Prides Capital until September 2011. Mr. Indick presently serves on the board of directors of privately held businesses.

Mr. Bass has served as a Director since November 10, 2014, and as a director of our predecessor since May 3, 2010. From September 2005 to June 2009, Mr. Bass served as the Chief Executive Officer and a director of Piper Aircraft, Inc., a general aviation manufacturing company. He served as the Chief Executive Officer and a director of Suntron Corporation, a provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001. From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric Corporation. Since September 2000, Mr. Bass has served on the Board of Directors of TTM Technologies, Inc., a manufacturer of complex printed circuit boards used in sophisticated electronic equipment, where he serves as Chairman of the Compensation Committee. Additionally, since October 2010, Mr. Bass has been a director at Mercury Computer Systems, a provider of open, commercially developed, application-ready, multi-INT subsystems for the Intelligence, Surveillance and Reconnaissance (ISR) market. Mr. Bass holds a B.S.M.E. degree from Ohio State University (1979).

Mr. Scholvinck has served as a Director since November 10, 2014, and as a director of our predecessor since December 2013. Until April 2013, Mr. Scholvinck was Managing Partner and Chief Financial Officer of Blum Capital Partners, a private equity firm specializing in investments in both public and private companies. As Chief Financial Officer for Blum Capital, Mr. Scholvinck had responsibility for the firm's operations group including finance, tax, accounting reporting activities, and risk management. Prior to initially joining Blum Capital in 1991, Mr. Scholvinck was a Senior Manager in the Capital Markets Services Group of Deloitte & Touche, responsible for merger and acquisition services for international and North American clients and for audit services for financial institutions. Mr. Scholvinck was previously a Senior Manager at Touche Ross & Co. in Cape Town, South Africa. He is former Director of Suntron Corporation, Monroc, Inc. and Willig Freight Lines. Mr. Scholvinck is a Chartered Accountant and holds a Bachelor of Commerce (Honors) degree from the University of Cape Town (1980).

Director Independence and Qualifications

The Board of Directors has determined that each of our directors, except our Chief Executive Officer, Anthony C. Humpage, qualifies as an “independent director.” Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship with the Company that, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be independent if:

●	the director is, or at any time during the past three years was, an employee of the Company;

●	the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

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●	a family member of the director is, or at any time during the past three years was, an executive officer of the Company;

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the Company’s audit.

The Board believes that the qualifications of the directors, as set forth in their biographies which are listed above and briefly summarized in this section, gives them the qualifications and skills to serve as a director of our Company. All of our directors have strong business backgrounds. The Board also believes that each of the directors has other key attributes that are important to an effective Board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on the Board and its Committees.

Board Committees

We are not required under the Exchange Act to maintain any committees of our Board of Directors. We have formed certain committees of our board as a matter of preferred corporate practice.

We have an audit committee, a compensation committee and a corporate governance and nominating committee.

Audit Committee. Our Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, including the following:

●	monitors the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm;

●	assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm;

●	provides a medium for consideration of matters relating to any audit issues; and

●	prepares the Audit Committee report that the rules require be included in our filings with the SEC.

The members of our Audit Committee are Mr. Scholvinck and Mr. Bass, and Mr. Scholvink serves as the Chairman. The Board of Directors has determined that each director serving on the Audit Committee qualifies as “independent” under the NASDAQ listing rules, and that Mr. Scholvink further qualifies as an “audit committee financial expert,” as such term is defined in the applicable rules of the Exchange Act. Our Audit Committee has a written charter available on our website at www.legacyeducationalliance.com.

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Compensation Committee. Our Compensation Committee oversees our executive compensation plans and programs and reviews and recommends changes to these plans and programs, monitors the performance of the Chief Executive Officer and other senior executive officers in light of corporate goals set by the committee, reviews and approves the compensation of the Chief Executive Officer and other senior executive officers and reviews management succession planning.

The members of our Compensation Committee are Mr. Bass and Mr. Indick, and Mr. Bass serves as the Chairman. The Board of Directors has determined that each director serving on the Compensation Committee qualifies as “independent” under the NASDAQ listing rules. Our Compensation Committee has a written charter available on our website at www.legacyeducationalliance.com.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee develops and recommends to the Board of Directors a set of corporate governance principles applicable to us, identifies qualified individuals to become members of the Board, selects, or recommends that the Board select, the director nominees for the next annual meeting of stockholders, receives comments from all directors and reports annually to the Board with assessment of the Board’s performance and prepares and supervises the Board’s annual review of director independence.

The members of our Corporate Governance and Nominating Committee are Mr. Indick and Mr. Scholvinck, and Mr. Indick serves as the Chairman. The Board of Directors has determined that each director serving on the Corporate Governance and Nominating Committee qualifies as “independent” under the NASDAQ listing rules. Our Corporate Governance and Nominating Committee has a written charter available on our website at www.legacyeducationalliance.com.

Transactions with Related Parties

The Board of Directors has adopted a Related Party Transaction Policy for the review of related person transactions. Under these policies and procedures, the audit committee reviews related person transactions in which we are or will be a participant to determine if they are fair and beneficial to the Company. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a related person has or will have a material interest and that exceed $120,000 in the aggregate per year are subject to the audit committee’s review. Any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberation or vote requesting approval or ratification of the transaction. Transactions that are subject to the policy include any transaction, arrangement or relationship (including indebtedness or guarantees of indebtedness) in which the Company is a participant with a related person. The related person may have a direct or indirect material interest in the transaction. It is Company policy that the audit committee shall approve any related party transaction before the commencement of the transaction. However, if the transaction is not identified before commencement, it must still be presented to the audit committee for their review and ratification. For more information regarding related party transactions, see the section labeled “Certain Relationships and Related Transactions” below.

Code of Ethics and Conduct

Our Board of Directors has adopted a Code of Conduct and a Code of Business Conduct and Ethics that embody our commitment to conduct business with the highest ethical standards. The Code of Conduct provides principles and standards by which directors, officers, and employees will conduct themselves. In addition to the Code of Conduct, our directors, executive officers, and senior financial officers are also subject to the Code of Business Conduct and Ethics and are expected to adhere to the principles and procedures set forth.

A copy of our Code of Ethics may be found on our website at www.legacyeducationalliance.com. We will provide a copy of our Code of Ethics to any person, without charge, upon request, by writing to James E. May, Legacy Education Alliance, Inc., 1612 E. Cape Coral Parkway, Cape Coral, Florida 33904.

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Indemnification

We maintain directors’ and officers’ liability insurance. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. We have entered into indemnification agreements with our directors to provide our directors and certain of their affiliated parties with additional indemnification and related rights. See “Indemnification of Directors and Officers” for further information.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees, or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

EXECUTIVE COMPENSATION

Executive Compensation Program

Our executive compensation program is determined and proposed by our Compensation Committee and is approved by our Board of Directors. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for our other executive officers.

Executive Employment Agreements

In October 2013, our predecessor entered into an employment agreement with Anthony C. Humpage, our Chief Executive Officer, with no specific term. Each party has the right to terminate the agreement within the parameters outlined in the agreement. In exchange for services rendered, Mr. Humpage is entitled to receive a base salary of $300,000 per year, subject to annual increases, and be eligible for an annual incentive bonus based on defined performance targets, of up to 120% of the annual base salary. The Company can terminate the agreement with cause, or upon a change in control, as defined in the agreement and under certain circumstances, Mr. Humpage may be eligible to receive termination benefits.

In addition to the annual incentive bonus, Mr. Humpage is eligible to receive:

●	other incentives based on the achievement of goals specified by our Compensation Committee;

●	additional discretionary bonuses from time to time as determined by our Compensation Committee; and

●	reimbursement for certain specified expenses.

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Executive Compensation Program Objectives and Overview

The Compensation Committee conducts an annual review of our executive compensation programs to ensure that:

●	the program is designed to achieve our goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability; and

●	the program adequately rewards performance which is tied to creating shareholder value.

Our current executive compensation program is based on three components, which are designed to be consistent with our compensation philosophy: (1) base salary; (2) annual incentive bonuses; and (3) grants of stock options and restricted stock.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries, perquisites and personal benefits, and severance and other termination benefits are primarily intended to attract and retain highly qualified executives. We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued productive service. Annual incentive bonuses are primarily intended to motivate our executive officers to achieve specific strategies and operating objectives, although we believe they also help us to attract and retain top executives. Our long-term equity incentives are primarily intended to align executive officers’ long-term interests with shareholders’ long-term interests, although we believe they also play a role in helping us to attract and retain top executives. Annual bonuses and stock option grants are the elements of our executive compensation program designed to reward performance and thus the creation of shareholder value.

We view our current executive compensation program as one in which the individual components combine together to create a total compensation package for each executive officer that we believe achieves our compensation objectives. In determining our current executive compensation program and the amounts of compensation for each component of our program, the Compensation Committee evaluates the current executive compensation data for companies in our industry. The Compensation Committee believes that our current executive compensation program is appropriate based on the evaluation of the compensation paid by companies in our industry for similarly situated employees.

Role of Compensation Committee and Executive Officers in Compensation Decisions

The role of our Compensation Committee is to oversee our compensation programs and retirement plans and policies and review and approve all compensation decisions relating to the Company’s Named Executive Officers, including our Chief Executive Officer. Our Compensation Committee reviews, and in consultation with the entire Board of Directors and our Chief Executive Officer (other than with respect to his own compensation), makes all compensation decisions for the Named Executive Officers. The Compensation Committee reviews and recommends and the independent members of the Board of Directors approves the annual compensation package of our Chief Executive Officer.

Our Compensation Committee intends to meet with our Chief Executive Officer at least annually to review the performance of the other executive officers, receive the recommendations of the Chief Executive Officer on the executive officers compensation and approve their annual compensation packages. This meeting is intended to include a review by the Chief Executive Officer of the performance of each Named Executive Officer who reports directly to our Chief Executive Officer.

Setting Executive Compensation

In furtherance of the philosophy and objectives described above, in setting compensation for our executive officers, our Compensation Committee considered data obtained from the consulting firm of Pearl Meyer & Partners, in addition to other factors, to assess competitive pay levels and establish compensation targets for base salary, annual incentives and long-term incentives. The data from the Pearl Meyer & Partners surveys reflects compensation practices of companies in the education industry with annual revenue and free cash flow that are comparable to our own, and includes data for executives with responsibilities cutting across the entire enterprise (“Survey Group”).

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Base Salary

We provide our executive officers and other employees with a base salary designed to compensate them for the day-to-day services rendered to us during the fiscal year. Our Compensation Committee reviews each executive officer’s salary and performance annually. Market data from the Survey Group is used to determine base salary ranges for our executive officers based on the position and responsibility. An executive officer’s actual salary relative to this competitive salary range varies based on the level of his or her responsibility, experience, individual performance and internal pay-equity considerations. Specific salary increases take into account these factors and the current market for management talent. Salary increases are considered by the Compensation Committee each year.

Annual Incentive Compensation

We have an Executive Incentive Plan (the “Bonus Plan”) for our executive officers and other participating employees. The Bonus Plan, administered by the Compensation Committee, provides that the Compensation Committee will determine the total amount of performance incentive bonuses to be paid to participants under the Bonus Plan. Bonuses are based upon specific measures of our financial performance and achievement of each participant’s agreed upon annual goals.

Specifically, the Bonus Plan provides for target bonuses as a percent of each participant’s yearly salary. The target bonuses for our executive officers are as follows:

Chief Executive Officer—116%

Senior Executive Officers—48-70%

Vice Presidents and key employees—44% to 49%, as specified

Junior employees may participate in the plan as designated.

Payouts under the Bonus Plan are subject to the approval of the Compensation Committee following the finalization of our annual financial results and are based upon the following metrics, (i) Total Annual Cash Sales, (ii) Overall Adjusted EBITDA, (iii) increase in Adjusted EBITDA and (iv) achievement of the participant’s individual goals.

Equity Incentive Compensation

We currently do not have an equity based incentive compensation plan; however, our Board of Directors may determine to establish any such plan in the future.

Deferred Compensation Plans

We do not have a deferred compensation plan.

Retirement Benefits

We have a 401(k) employee savings plan for eligible employees that provides for a matching contribution from us, determined each year at our discretion.

Medical, dental, life insurance and disability coverage

We provide other benefits such as medical, dental and life insurance and disability coverage to each Named Executive Officer in benefits plans that are also provided to all eligible U.S. based salaried employees. Eligible employees can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their employee benefits package.

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Deductibility of Executive Compensation

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limits the tax deduction for compensation in excess of $1.0 million paid to certain executive officers. However, performance based compensation can be excluded from the limit so long as it meets certain requirements. To qualify as “performance based” under Section 162(m), compensation payments must be determined pursuant to a plan, by a committee of at least two “outside” directors (as defined in the regulations promulgated under the Code) and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders and the outside directors or the Compensation Committee, as applicable, must certify that the performance goals were achieved before payments can be awarded. The Compensation Committee believes that the stock option grants previously awarded by the Company qualify as performance based compensation and satisfy the requirements for exemption under the Internal Revenue Code Section 162(m).

For 2013, the annual salary paid to our Named Executive Officers did not exceed $1.0 million. Stock options granted under the terms of long-term incentives are exempt as performance based compensation for purposes of calculating the $1.0 million limit. To maintain flexibility in compensating the Named Executive Officers in a manner designed to promote varying corporate goals, the Compensation Committee reserves the right to recommend and award compensation that is not deductible under Section 162(m).

Executive Compensation Tables

The following table sets forth information regarding compensation earned by, awarded to or paid to our Named Executive Officers during the two fiscal years ended December 31, 2012 and 2013:

Summary Executive Compensation table

For the Years ended December 31, 2013 and December 31, 2012

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Total ($)
Anthony C. Humpage(1)	2013	286,538	—	—	286,538
Chief Executive Officer and Director	2012	75,961	40,000	—	115,961
Charles F. Kuehne	2013	240,000	—	—	240,000
Executive Vice President &Chief Financial Officer	2012	240,000	—	—	240,000
Iain Edwards(3)	2013	231,000	93,000	—	324,000
Chief Operating Officer	2012	184,000	—	—	184,000
James E .May(4)	2013	200,000	—	—	200,000
Chief Administrative Officer and General Counsel	2012	200,000	—	—	200,000

(1)	Mr. Humpage has served as the Chief Executive Officer of Holdings since September 4, 2012 and received a bonus of $40,000. Mr. Humpage was awarded discretionary cash bonuses of: (i) $60,000 on January 24, 2014; (ii) $42,995 on June 13, 2014; and (iii) $68,600 on August 8, 2014.

(2)	Salary includes amounts paid to Mr. Edwards’ consulting company for work related to non-U.K. services.

(3)	Mr. May was awarded a discretionary cash bonus of $20,000 on May 30, 2014.

As of December 31, 2013, there were no outstanding option awards for any of our Named Executive Officers.

Potential Payments Upon Termination or Change in Control

The employment agreement with our Chief Executive Officer provides for payments upon termination without “cause”, as defined in the agreement, of six months base salary plus a prorated termination bonus. Upon a change in control as defined in the agreement, the CEO shall only receive amounts earned by him but not yet paid as of the termination date but may and is eligible to receive certain basic employee benefits for twelve additional months after termination.

Our Named Executive Officers have also signed our standard confidentiality and non-competition agreement that applies for certain time periods following the employee’s termination of employment for any reason. The non-competition time period after termination of employment is generally one to two years.

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Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required of members of the Board. We also consulted with an independent compensation consultant and this compensation reflects his recommendations.

Our employee directors do not receive any additional compensation for serving on the Board. During 2013, our only employee director was Anthony C. Humpage.

Each non-employee director received a quarterly retainer of $12,500 each of the quarters in fiscal year 2013. Non-employee Directors are reimbursed for expenses incurred in attending Board meetings. Marc Scholvinck received a pro-rated $2,083 for his services as an independent Board member through December of fiscal year 2013.

Murray A. Indick received an additional $3,750 per quarter for his services as Chairman of the Board of Holdings in 2013. He also received $1,250 per quarter for each of the quarters of 2013 for his services as Chairman of Holdings’ Corporate Governance and Nominating Committee.

J. Hunter Brown received an additional $2,500 per quarter for his services as Chairman of Holdings’ Audit Committee through December 6, 2013.

James K. Bass received an additional $1,875 per quarter for fiscal year 2013 for his services as Chairman of Holdings’ Compensation Committee.

Marc Scholvinck received an additional pro-rated $417 for his services as Chairman of Holdings’ Audit Committee in December of fiscal year 2013.

In addition to receiving a quarterly retainer, directors have been generally eligible to receive sign-on and annual equity awards.

Total compensation attributable to each non-employee director during 2013, which excludes reimbursable expenses, was as follows:

Name	Fees earned or paid in cash ($)	Stock awards ($)	Total ($)
J. Hunter Brown(2)	60,000	—	60,000
Murray A. Indick	70,000	—	70,000
James K. Bass	57,500	—	57,500
Marc Scholvinck	2,500	—	2,500

As of December 31, 2013, there were no outstanding option awards for any of our non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The following is a summary of transactions during the first fiscal quarter of 2014, and the 2013 and 2012 fiscal years between the Company and its executive officers, directors, nominees, principal shareholders and other related parties involving amounts in excess of $120,000 or which the Company has chosen to voluntarily disclose.

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On August 31, 2012, we entered into a Memorandum of Understanding (“MOU”) with RDOC, whereby RDOC consented to the deferral by Holdings of payment due under the 2010 License Agreement for (x) the shortfall of royalties payable by us for the month of July 2012 and (y) the entirety of royalties for each of the months of August and September 2012, in the aggregate amount of $1.7 million. The payment obligations for such deferrals was evidenced in an unsecured interest-free demand note payable from Holdings to Rich Dad with a maturity date of December 31, 2014. The MOU also provided for (i) the appointment of Anthony C. Humpage to be Chief Executive Officer of Holdings, (ii) the parties to amend the terms of the 2010 Rich Dad License Agreement to provide for the termination of such Agreement upon a change of control of Holdings and (iii) the parties to amend the Credit Agreement with RDOC to provide for the acceleration of the due date of all sums payable by Holdings thereunder upon a change of control of Holdings.

On or about September 18, 2012, Holdings entered into (i) a First Amendment to the Credit Agreement and First Amendment to Promissory Note to provide that a Change of Control of Holdings (as defined in the First Amendment) would constitute an Event of Default pursuant to which all indebtedness of Holdings under the Credit Agreement shall automatically become due and payable, and (ii) a First Amendment to the 2010 Rich Dad License Agreement that provided that the License Agreement would terminate, without further action of the parties, upon a Change of Control of Holdings.

On March 15, 2013, we entered into (i) a Second Amendment to its 2010 Rich Dad License Agreement with RDOC pursuant to which we were granted the exclusive right to develop, market, and sell Rich Dad-branded live seminars, training courses, and related products worldwide and (ii) a related Royalty Payment Agreement. Under this Second Amendment and Royalty Payment Agreement, Holdings had the unilateral right to retroactively pay up to half of each month’s royalties in the form of an interest-free promissory note, and up to 100% of each month’s royalties in the form of an interest free promissory note with the consent of RDOC. Promissory notes issued under this Second Amendment were due and payable on December 31, 2014 (i.e. the date of expiration of the 2010 Rich Dad License Agreement), but could be prepaid at any time without penalty. The Second Amendment and Royalty Payment Agreement also provided that the promissory notes issued thereunder would automatically convert into shares of preferred stock of Holdings upon a Change of Control of Holdings as defined in the Royalty Payment Agreement. We issued a series of promissory notes under this Second Amendment and Royalty Payment Agreement totaling $3.6 million in royalties for the months commencing October 2012 through August 2013, inclusive. As a result, $1.2 million of royalties payable in the current liabilities on our consolidated balance sheet, as of December 31, 2012, was classified as long-term debt. All current and future royalties payable to RDOC were deferrable under this Amendment.

Effective September 1, 2013, we entered into a new licensing and related agreements with RDOC (collectively the “2013 License”) that replaces the 2010 License Agreement that was scheduled to expire at the end of 2014. The initial term of the 2013 License expires August 31, 2018, but continues thereafter on a yearly basis unless one of the parties provides timely notice of termination. The 2013 License also (i) reduces the royalty rate payable to RDOC compared to the 2010 License Agreement; (ii) broadens the Company’s exclusivity rights to include education seminars delivered in any medium; (iii) eliminates the cash collateral requirements and related financial covenants contained in the 2010 License Agreement; (iv) continues the right of Holdings to pay royalties via a promissory note that is convertible to preferred shares upon the occurrence of a Change in Control (as defined in the 2013 License Agreement); (v) continues the presence of an RDOC representative on Holdings’ Board of Directors; (vi) eliminated approximately $1.6 million in debt from the consolidated balance sheet of Holdings as a result of debt forgiveness provided for in the agreement terminating the 2010 License Agreement; and (vii) converted another approximately $4.6 million in debt to 1,549,882 shares of common stock of Holdings. The debt forgiveness of $1.6 million is shown on the consolidated statement of comprehensive income (loss) for the year ended December 31, 2013. The conversion of the debt to equity of $4.6 million is shown on the consolidated statement of changes in stockholders’ deficit for 2013.

On April 22, 2014, we entered into an agreement with RDOC to settle certain claims we had against RDOC, Robert Kiyosaki, and Darren Weeks arising out of RDOC’s, Kiyosaki’s, and Weeks’s promotion of a series of live seminars and related products known as Rich Dad:GEO that we alleged infringed on our exclusive rights under the License Agreement between the Company and RDOC. In the settlement agreement, RDOC, Kiyosaki, and Weeks agreed to terminate any further activity in furtherance of the Rich Dad:GEO program. In addition, RDOC agreed, among other things, to (i) amend the License Agreement to halve the royalty payable by us to RDOC to 2.5% for the whole of 2014, (ii) forgive approximately $ 1.3 million in debt owed by us to RDOC, and (iii) reimburse us for the legal fees it incurred in the matter. As a result of this agreement, income before taxes increased $1.5 million and after tax increased by $0.9 million during the first quarter of 2014. In the addition, RDOC’s right to appoint one member of the Holdings’ Board of Directors as previously continued under the 2013 License Agreement, was cancelled.

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Related Party Transactions Policy

The Board of Directors has adopted a Related Party Transaction Policy for the review of related person transactions. Under these policies and procedures, the Audit Committee will review related person transactions in which we are or will be a participant to determine if they are in the best interests of our shareholders and the Company. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a related person had or will have a material interest and that exceed $120,000 are subject to the Committee’s review. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberation or vote requesting approval or ratification of the transaction. Transactions that are subject to the policy include any transaction, arrangement or relationship (including indebtedness or guarantees of indebtedness) in which the Company is a participant with a related person. The related person may have a direct or indirect material interest in the transaction.

Related persons are directors, director nominees, executive officers, holders of 5% or more of our voting stock, and their immediate family members. “Immediate family member” is defined as any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household of any executive officer, director, nominee for director, or holder of more than 5% of any class of the Company’s voting securities. An “indirect” interest of a related person in a transaction includes a related person serving as an officer or employee of, or being a significant investor or equity holder in, an entity that is a party to a transaction with the Company.

Exemptions from this policy include: (i) payment of compensation by the Company to its officers or directors for service to the Company in their stated capacity; (ii) transactions available to all employees or all shareholders of the Company on the same terms; and (iii) transactions, which when aggregated for any related person, involve equal to or less than $120,000 in a fiscal year.

Transaction details required for disclosure include: (i) name of the related person and the basis on which the person is a related person; (ii) the related person’s interest in the transaction with the Company, including the related person’s position(s) or relationship(s) with, or ownership in, a firm, corporation, or other entity that is a party to, or has an interest in, the transaction; (iii) the approximate dollar value of the amount involved in the transaction; (iv) in the case of indebtedness, disclosure of the amount involved in the transaction shall include the largest aggregate amount of principal outstanding during the period for which disclosure is provided, the current amount outstanding, and the amount of interest paid or payable; and (v) any other information that is material to investors.

The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related person transaction: (i) fairness of the terms for the Company; (ii) materiality of the transaction; (iii) role of the related person in the transaction; (iv) structure of the transaction; and (v) interests of all related parties in the transaction.

The Audit Committee will only approve a related person transaction if the Audit Committee determines that the terms of the related person transaction are beneficial and fair to the Company. Approval of a related party transaction may be conditioned upon the Company and the related person taking any or all of the following additional actions, or any other actions that the Audit Committee deems appropriate, as set forth in more detail in the Company’s Related Party Transactions Policy.

It is the Company’s policy that the Committee shall approve any related party transaction before the commencement of the transaction. However, if the transaction is not identified before commencement, it must still be presented to the Committee for its review and ratification.

Director Independence

For a discussion of our independent directors, and the criteria we use to establish whether or not our directors qualify as “independent,” please see the section entitled “Director Independence and Qualifications” above.

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MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of Common Stock are quoted on the OTCQB Market commencing on April 7, 2014 under the symbol PRCD. The following table shows the high and low bid prices of our common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions, and may not represent actual transactions.

	High	Low
Year ended December 31, 2014
Fourth Quarter ended December 31, 2014 (through October 15, 2014)	$0.50	$0
Third Quarter ended September 30, 2014	$0	$0
Second Quarter ended June 30, 2014	$0	$0
First Quarter ended March 31, 2014	$0	$0
Year ended December 31, 2013
Fourth Quarter	$0	$0
Third Quarter	$0	$0
Second Quarter	$0	$0
First Quarter	$0	$0
Year ended December 31, 2012
Fourth Quarter	$0	$0
Third Quarter	$0	$0
Second Quarter	$0	$0
First Quarter	$0	$0

As of November 10, 2014, there were approximately 66 stockholders of record for our Common Stock. The number of stockholders does not include beneficial owners holding shares through nominee names. Our common stock has not traded to date.

Dividend Policy

We have not paid out any cash dividends for the past two years and do not anticipate paying any cash dividends on our Common Stock for the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity based compensation plan.

Penny Stock Regulations

Our shares of Common Stock are subject to the “penny stock” rules of the Exchange Act and various rules under this Act. In general terms, “penny stock” is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, issued by a registered investment company, or excluded from the definition on the basis of price (at least $5.00 per share) or based on the issuer’s net tangible assets or revenues. If our net tangible assets exceed $2,000,000, as determined by our audited financial statements, then our Common Stock will not be deemed “penny stock”.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our Common Stock, to the extent it is penny stock, and may affect the ability of stockholders to sell their shares.

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RECENT SALES OF UNREGISTERED SECURITIES

Merger

Pursuant to the Merger Agreement described above in Item 2.01 - “Completion of Acquisition or Disposition of Assets”, on November 10, 2014, we issued an aggregate of 16,000,000 shares of our Common Stock to Holdings.

The shares of Common Stock issued to Holdings in connection with the Merger were offered and sold to Holdings in a private transaction in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. Our reliance on Section 4(2) of the Securities Act was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one offeree; (c) there were no subsequent or contemporaneous public offerings of the securities by us; and (d) the negotiations for the sale of the stock took place directly between the offeree and us.

Sales of securities prior to the Merger

On July 10, 2014, we issued 5,000,000 shares of Common Stock for aggregate gross proceeds of $50,000, or $0.01 per share.

On November 22, 2013, we issued 500,000 shares of Common Stock for aggregate gross proceeds of $5,000, or $0.01 per share.

On October 4, 2013, we issued 3,250,000 shares of Common Stock for aggregate gross proceeds of $32,500, or $0.01 per share.

On November 23, 2011, we issued a total of 5,000,000 shares of Common Stock to two former officers for total consideration of $50,000, or $0.01 per share. A total of 1,000,000 of the shares issued on such date were subsequently cancelled on November 22, 2013.

The shares of Common Stock issued prior to the Merger were offered and sold in private transactions in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. Our reliance on Section 4(2) of the Securities Act was based upon the following factors: (a) the issuances of the securities were isolated private transactions by us which did not involve any public offering; (b) there were limited offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; and (d) the negotiations for the sale of the securities took place directly between the offerees and us.

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DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized share capital consists of 200,000,000 shares of Common Stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

As of November 10, 2014, 19,997,500 shares of our Common Stock were outstanding. The outstanding shares of our Common Stock are validly issued, fully paid and non-assessable.

Holders of Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of Common Stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of Common Stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation.

Holders of our Common Stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. The Common Stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to the Common Stock.

In addition, our authorized but unissued common shares could be used by our Board of Directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of shares or the granting of options to purchase shares to persons or entities sympathetic to, or contractually bound to support, management. We have no such present arrangement or understanding with any person. Further, our Common Stock may be reserved for issuance upon exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a “poison pill.”

Preferred Stock

As of November 10, 2014, no shares of our preferred stock were outstanding.

Our authorized preferred stock is “blank check” preferred. Accordingly, subject to limitations prescribed by law, our Board is expressly authorized, at its discretion, to adopt resolutions to issue shares of preferred stock of any class or series, to fix the number of shares of any class or series of preferred stock and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by our stockholders.

Options and Warrants and Other Convertible Securities

As of November 10, 2014, we do not have any options, warrants or convertible securities that are granted or outstanding.

Transfer Agent

Our independent stock transfer agent is VStock Transfer, LLC. VStock Transfer’s address is 77 Spruce Street, Suite 201, Cedarhurst, NY 11516.

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ANTI-TAKEOVER PROVISIONS

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid. Our articles of incorporation and bylaws exempt our common stock from these provisions.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

●	20% or more but less than 33 1/3%;

●	33 1/3% or more but less than or equal to 50%; or

●	more than 50%.

The stockholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws exempt our common stock from these provisions.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our amended and restated certificate of incorporation and bylaws limit our directors’ and officers’ liability to the fullest extent permitted under Nevada corporate law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons, we will, unless in the opinion of legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

The Nevada Revised Statutes (the “NRS”) provide that:

●	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

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●	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

●	to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

The NRS provide that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances. The determination must be made: (i) by our stockholders; (ii) by our Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding so orders or cannot be obtained, by independent legal counsel in a written opinion; or (iv) by court order.

If the NRS are amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors or officers shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to applicable indemnification provisions.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Dismissal of Independent Registered Public Accountant

In connection with the Merger, we dismissed our current auditors MaloneBailey, LLP in favor of the certified public accountants that were retained by our predecessor. There are no disagreements between MaloneBailey, LLP and us.

Newly Appointed Independent Registered Public Accountant

We have retained the firm Crowe Horwath LLP as our audit firm and such firm has audited the financial statements that are included in this Current Report on Form 8-K.

FINANCIAL STATEMENTS AND EXHIBITS

See Item 9.01 of this Current Report on Form 8-K.

ITEM 3.02          UNREGISTERED SALE OF EQUITY SECURITIES

The information contained in Item 2.01 above is incorporated herein by reference in response to this Item 3.02.

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The shares of our Common Stock issued to Holdings in connection with the Merger were offered and sold to Holdings in a private transaction in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. Our reliance on Section 4(2) of the Securities Act was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one offeree; (c) there were no subsequent or contemporaneous public offerings of the securities by us; and (d) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 3.03          MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

Reference is made to the disclosure set forth under Item 5.03 of this report, which disclosure is incorporated herein by reference.

ITEM 4.01          CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

Reference is made to the disclosure set forth under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.01          CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.02          DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANAGEMENTS OF CERTAIN OFFICERS

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

In accordance with the Merger Agreement and the transactions contemplated thereby, effective as of the Closing Date, the following directors and officers were appointed:

Name	Position
Anthony C. Humpage	Chief Executive Officer and Director
Charles F. Kuehne	Executive Vice President and Chief Financial Officer
Iain Edwards	Chief Operating Officer
James E. May	Chief Administrative Officer and General Counsel
Murray A. Indick	Chairman of the Board of Directors
James K. Bass	Director
Marc Scholvinck	Director

In addition, Jay Lasky has agreed to resign as an officer and director of the Company effective upon the consummation of the Merger.

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ITEM 5.03          AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGES IN FISCAL YEAR

On November 10, 2014, the Board of Directors and majority stockholder of Legacy approved the following corporate actions, each contingent and effective upon the Closing of the Merger: (a) amending and restating our certificate of incorporation to change our name from Priced In Corp. to Legacy Education Alliance, Inc. (the “Name Change”); and (b) amending and restating our corporate bylaws. We have filed our amended and restated articles of incorporation to effect the Name Change, effective November 10, 2014.

ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Filed herewith as Exhibit 99.1 and incorporated herein by reference are the audited consolidated financial statements of Tigrent Inc. and its subsidiaries for the fiscal years ending December 31, 2013 and December 31, 2012.

Filed herewith as Exhibit 99.2 and incorporated herein by reference are the unaudited consolidated financial statements of Tigrent Inc. and its subsidiaries for the six months ended June 30, 2014.

(b) Pro forma financial information

Filed herewith as Exhibit 99.3 and incorporated herein by reference are the pro forma consolidated financial statements of Tigrent Inc. and its subsidiaries and Priced In Corp. as of and for the 12 month period ending September 30, 2014 and as of and for the nine month period ending June 30, 2014.

(c) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of November 10, 2014, by and among Priced In Corp., Priced in Corp. Subsidiary, Tigrent Inc. and Legacy Education Alliance Holdings, Inc.
3.1	Amended and Restated Articles of Incorporation
3.2	Amended and Restated Bylaws
4.1	Form of specimen certificate representing Common Stock of Legacy Education Alliance, Inc.
10.1	Bill of Sale, Assignment and Assumption Agreement dated as of September 10, 2014, by and between Tigrent Inc. and Legacy Education Alliance Holdings, Inc.
10.2	Form of Indemnification Agreement
10.3	Senior Executive Employment Agreement, dated October 2013, of Anthony C. Humpage
10.4	Assignment of Executive Employment of Anthony C. Humpage, dated November 10, 2014.
10.5	Royalty Payment Agreement dated March 15, 2013 (REDACTED)
10.6	License Agreement, dated September 1, 2013 (REDACTED)
10.7	Settlement and Amendment to the 2013 License Agreement, dated April 22, 2014 (REDACTED)
10.8	Supplement to Talent Endorsement Agreement with Robbie Fowler, dated January 1, 2013 (REDACTED)
16.01	Letter from MaloneBailey, LLP to the Securities and Exchange Commission dated November 6, 2014
21.1	Subsidiaries of Legacy Education Alliance, Inc.
99.1	Audited Consolidated Balance Sheets of Tigrent Inc. and Subsidiaries as of December 31, 2013 and 2012 and the related Statements of Operations, Changes in Stockholders’ Equity (Deficit) and Cash Flows for the years ended December 31, 2013 and 2012
99.2	Unaudited Consolidated Balance Sheets of Tigrent Inc. and Subsidiaries as of June 30, 2014 and the related Statements of Operations and Cash Flows for the six months ended June 30, 2014 and 2013
99.3	Pro forma consolidated financial statements for the year ended September 30, 2013 and the nine month period ended June 30, 2014

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2014

Legacy education alliance, inc.

By:	/s/ Anthony Humpage
Name: Anthony Humpage
Title: Chief Executive Officer

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